Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
FreightCar Rail Services, LLC,
FreightCar America, Inc.,
Cornhusker Railways, LLC,
DTE Rail Services, Inc.,

and

DTE Energy Resources, Inc.
Dated September 7, 2010

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)
EXHIBITS

Exhibit A	—	Form of Services Agreement

Exhibit B	—	Form of Transition Services Agreement

Exhibit C	—	Form of Management Agreement

Exhibit D	—	Form of Bill of Sale

Exhibit E	—	Form of Assignment and Assumption Agreement

Exhibit F	—	Form of Sublease

Exhibit G	—	Form of Assumption Agreement

- iii -

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 7, 2010, by and among FreightCar Rail Services, LLC, a Delaware limited liability company (“Buyer”), DTE Rail Services, Inc., a Michigan corporation (“DTERS”), Cornhusker Railways, LLC, a Michigan limited liability company (“Cornhusker” and collectively with DTERS, “Sellers” and each individually “Seller”), and, solely for the purposes of Section 10.5, DTE Energy Resources, Inc., a Michigan corporation (“Parent”) and, solely for the purposes of Section 10.6, FreightCar America, Inc., a Delaware corporation (“FreightCar”). Buyer, DTERS and Cornhusker are referred to collectively herein as the “Parties” and each individually as a “Party”.
R E C I T A L S
     WHEREAS, DTERS is engaged in the business of railcar fleet maintenance and management, including full service repair, storage, fabrication and finishing services in shops located on major rail corridors; on-site mobile services; maintenance management; inspection and consulting; car repair billing; railcar tracking; rail transportation; and rail shipment management (the “Business”);
     WHEREAS, Cornhusker owns, but has never operated, a short-line railway in Grand Island, Hall County, Nebraska (the “Railway”);
     WHEREAS, Buyer desires to purchase from Sellers and Sellers desire to sell to Buyer certain assets of the Business and the Railway as further described herein.
     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:
     “Accounting Firm” means the Milwaukee, Wisconsin office of Grant Thornton LLP.
     “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer) relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets included in the Business or the Railway (excluding sales of assets in the ordinary course of business) equal to fifty-one percent (51%) or more of the value of the Business’s or the Railway’s assets or to which fifty-one percent (51%) or more of the Business’s or the Railway’s revenues or earnings are attributable, (b) tender offer for, or direct or indirect acquisition (whether in a single transaction or a series of related transactions) of, fifty-one percent (51%) or more of the equity securities of Sellers or the value of the Business or the Railway, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving substantially all of the assets of Sellers, on a combined basis, or involving the assets of the Business or the Railway with a value set forth in clause (a) of this definition.
     “Actual Working Capital Excess” means the amount, if any, by which the Actual Working Capital Amount exceeds the Target Working Capital Amount.

     “Actual Working Capital Shortfall” means the amount, if any, by which the Actual Working Capital Amount is less than the Target Working Capital Amount.
     “Adjusted Cash Payment Amount” means the Base Consideration, minus (A) the Actual Working Capital Shortfall, if any, plus (B) the Actual Working Capital Excess, if any.
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, deficiencies, costs of investigation, court costs, and other related expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third Party Claims or claims among the parties hereto for the enforcement of the provisions of this Agreement); provided, that “Adverse Consequences” shall not include any damages calculated based on a diminution in value, consequential damages in the form of lost good will, lost future profits, or lost customer base, multiple, special or punitive damages, or damages that result solely from actions or inactions taken by Buyer after the Closing.
     “Affiliate” shall mean, with respect to any Person: (a) any other Person that controls, is controlled by, or is under common control with such Person or (b) any officer, director or shareholder of such Person. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Base Consideration” means Twenty-Three Million Two Hundred One Thousand Two Hundred Seventy Dollars ($23,201,270).
     “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and also includes all regulations, directives, orders, and guidance promulgated thereunder.
     “Closing Cash Payment” means an amount in cash equal to the Base Consideration, minus (A) the Estimated Working Capital Shortfall, if any, plus (B) the Estimated Working Capital Excess, if any.
     “Closing Date” means the date on which the Closing occurs.
     “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competitive Activity” means any activity that is competitive with the railcar repair, railcar maintenance, or software or web-based railcar maintenance management services as conducted by the Business as of the Closing; provided, however, the repair by Sellers or Affiliates of Sellers of rail cars owned or leased by such entity or the use by such entity of internally developed or third party software, solely for internal purposes, shall not be deemed a Competitive Activity, provided that such repair and use is in compliance with the Services Agreement.

     “Confidential Information” means any information or data concerning the Business or the Railway not already generally available to the public or that later becomes public knowledge other than through Sellers or their Affiliates in violation of this Agreement.
     “Debt” means, with respect to any Person, any of the following: (1) indebtedness for borrowed money, (2) any unpaid interest, premiums, penalties accrued, bank overdrafts and bank fees owing on any such indebtedness, (3) obligations in respect of capitalized leases (calculated in accordance with GAAP) and obligations for the deferred purchase price of goods or services (other than trade payables incurred in the Ordinary Course of Business), (4) obligations in respect of banker’s acceptances or letters of credit, (5) guarantees of obligations of the type described in clauses (1) through (4) above of any other Person by the referenced Person, (6) any obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by such Person, (7) obligations for the deferred purchase price owed in connection with any acquisitions, and (8) any Off-Balance Sheet Financing of such Person in existence, in each case to the extent secured by any Lien on any of the Purchased Assets.
     “Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer, on the date hereof and as of the Closing Date; provided, however, any modification of the Disclosure Schedule after the date hereof (1) shall relate solely to disclosures corresponding to Article V hereof, and (2) shall be disregarded for purposes of determining the accuracy of the representations and warranties contained in this Agreement, including, without limitation, determinations made in connection with Section 9.1(a) and Article X. The Disclosure Schedule will be arranged in paragraphs corresponding to the sections and subsections contained in this Agreement. Disclosures made in any section of the Disclosure Schedule which corresponds to a section or subsection of Article V of this Agreement shall be considered to be made for purposes of all other sections of the Disclosure Schedule which correspond to a section or subsection of Article V of this Agreement to the extent that the relevance of any such disclosure to any other section of the Disclosure Schedule which corresponds to a section or subsection of Article V is reasonably apparent on the face of such disclosure.
     “Easements” means, collectively, the easements included in the documents identified in Section 5.13(c) of the Disclosure Schedule in favor of Sellers.
     “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other profit sharing, deferred compensation, incentive, bonus, option or other compensation or benefit plan, program or arrangement of any kind.
     “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
     “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
     “Environmental, Health, and Safety Requirements” means all federal, state, and local statutes, regulations, ordinances, and similar provisions having the force or effect of law, and all administrative orders and determinations issued to a Seller or, to Sellers’ Knowledge, any predecessor in interest to a Seller or with respect to any Real Property, relating to any of the Purchased Assets or the operation of the Business, concerning public health and safety, worker health and safety, natural resources, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, noise or radiation.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means each entity that is treated as a single employer with Sellers for purposes of Code §414.
     “Estimated Working Capital Excess” means the amount, if any, by which the Estimated Working Capital Amount exceeds the Target Working Capital Amount.
     “Estimated Working Capital Shortfall” means the amount, if any, by which the Estimated Working Capital Amount is less than the Target Working Capital Amount.
     “Fiduciary” has the meaning set forth in ERISA §3(21).
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
     “GUST” means amendments to any Benefit Plan required by the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998 or the Community Renewal Tax Relief Act of 2000.
     “Hazardous Substances” has the meaning of that term provided by CERCLA at 42 U.S.C. § 9601(14) (and any regulations promulgated thereunder), but also includes petroleum (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas, and synthetic gas, as well as any mixtures thereof, and asbestos, asbestos containing materials, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, explosives, munitions, and unexploded ordnance.
     “Intellectual Property” means all of the following in the United States: (a) all know-how, processes and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, excluding, for purposes of this clause (b), any of the foregoing to the extent such item (y) includes “DTE” or any derivation thereof or (z) contains a symbol or logo associated with DTE Energy, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including technical information, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all material advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), excluding, for purposes of this definition, any website maintained by any Seller or an Affiliate thereof.
     “Key Employees” means Robert W. Marshall, Seth Crespin and Randy Quaife.
     “Knowledge” means that which is known, or reasonably should have been known, by any Person that is an individual and by any of the officers, directors or managers of any Person that is an entity; provided that with respect to Sellers, Knowledge is limited to that which is known, or reasonably should have been known, but does not require investigation or review of public or other records that do not constitute books and records of the Sellers or consultation with Persons outside of the Sellers, by the Key

Employees, Matt Paul, Stephen Braverman, or Lance Esparza (such individuals, the “Seller Knowledge Parties”) and information made known to any of the foregoing by Buyer at or prior to Closing; and further provided that with respect to Buyer, Knowledge is limited to the actual knowledge of Michael Jordan, Kevin Knarr, Gary S. Boast, Nicole M. Lev, Michael D. MacMahon, Thomas P. McCarthy, Christopher L. Nagel (as of August 26, 2010), Laurence M. Trusdell or Edward J. Whalen (such individuals, the “Buyer Knowledge Parties”).
     “Leased Real Property” means all real property leasehold or subleasehold estates held by Sellers.
     “Leases” means all leases or subleases, licenses and other agreements including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property.
     “Lien” means any encumbrance, pledge, restrictive agreement, claim, security interest, mortgage, charge, escrow, option, right of first refusal, indenture, security agreement, or similar restriction.
     “Management Agreement” means each of the retention agreements between Buyer and each of the Key Employees, to become effective as of the Closing, which are attached as Exhibit C hereto.
     “Material Adverse Effect” or “Material Adverse Change” means any actual effect or change that, individually or in the aggregate with all other such effects and changes, has or would be expected by a reasonable person to subsequently have, a material adverse effect on the Purchased Assets, the Assumed Liabilities, the financial condition or the operations of the Business or the Railway; provided, however, that the terms “Material Adverse Effect” or “Material Adverse Change” shall not include (i) any general deterioration in the economy or change in financial market conditions (except to the extent such deteriorations or changes are disproportionately adverse to the Business or the Railway), or (ii) any effect or change caused by the identity of Buyer as the acquirer of the Business or the Railway, or (iii) any effect or change to the extent caused by the Buyer or any of its Affiliates whether required or contemplated by this Agreement. All references to dollar-amount thresholds in this Agreement shall not be deemed to be evidence of the existence or non-existence of materiality or of a Material Adverse Effect or of a Material Adverse Change.
     “Material Contracts” means collectively the agreements required to be listed in Section 5.15 of the Disclosure Schedule, the Seller Leases, Seller IP Licenses, and the Third Party IP Licenses.
     “Most Recent Month End” means July 31, 2010.
     “Multiemployer Plan” has the meaning set forth in ERISA §3(37).
     “Off-Balance Sheet Financing” means (i) any liability of Sellers under any sale and leaseback transactions which does not create a liability on the consolidated balance sheet of Sellers and (ii) any liability of Sellers under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interest in real property owned by Sellers.

     “Permit” means any license (other than a license of Intellectual Property), import license, export license, franchise, consent, permit, certificate, certificate of occupancy, order, authorization, approval or registration with any governmental body.
     “Permitted Lien” means the following Liens: (a) statutory landlord’s liens and liens for current taxes, assessments and governmental charges not yet due and payable or, if due, being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (b) zoning laws and ordinances and similar laws to the extent not violated or breached; (c) statutory liens or other encumbrances or imperfections of title or technical defects in title that individually or in the aggregate do not materially impair the value, marketability or utility of the related asset as presently utilized in the Business or by the Railway; (d) liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar statutory liens incurred in the Ordinary Course of Business for sums not yet due or being diligently contested in good faith and for which adequate reserves have been made in accordance with GAAP; and (e) non-exclusive licenses of Intellectual Property granted in the Ordinary Course which do not, individually or in the aggregate, materially impair the value, marketability or utility of such Intellectual Property as currently used in the Business or the Railway.
     “Permitted Encumbrance” means the items listed as such in Section 5.13(a) of the Disclosure Schedule.
     “Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
     “Prime Rate” means The United States Prime Rate as listed in the Eastern print edition of the Wall Street Journal.
     “Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.
     “Seller Insurance Policies” means the policies required to be listed in Section 5.16 of the Disclosure Schedule.
     “Seller Intellectual Property” means all Intellectual Property which is owned by Sellers.
     “Seller IP Licenses” means all licenses, sublicenses or agreements pursuant to which Sellers have granted any rights to any third party with respect to any of Seller Intellectual Property or Seller Software and all installation, maintenance, support and service agreements related to any Seller Software.
     “Sellers’ Knowledge” means the Knowledge of either Seller, collectively.
     “Seller Lease” means each Lease required to be listed in Section 5.13(b) of the Disclosure Schedule.
     “Seller Software” means all Software that is included in any of the products or used in any of the services of Sellers or licensed by Sellers which has been developed by or for or on behalf of Sellers.
     “Software” means all information and data processing systems, programs and software (including source code, executable and/or object code, data, data-bases, and related material and documentation) and any and all licenses and copies thereof and rights thereto.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Target Working Capital Amount” means $5,819,291.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.
     “Third Party Software” means all Software which is licensed or leased by a Seller from a third party for use in the Business or the Railway.
     “Transaction Documents” means this Agreement, the Services Agreement, the Transition Services Agreement, the Sublease Agreement, the Management Agreements, the Bill of Sale, the Assignment and Assumption Agreement, the Assumption Agreement, and all other documents and agreements delivered pursuant hereto.
     “Working Capital Amount” means inventory (materials and components purchased for incorporation into products and which appear on the balance sheet as inventory) plus the book value of Sellers’ other current assets (net of depreciation or amortization), minus the book value of Sellers’ current liabilities (excluding Sellers’ Debt and Taxes), calculated in accordance with Section 1.1-1 of the Disclosure Schedule attached hereto.
     Section 1.2 Glossary. The following Glossary of Defined Terms sets forth the page number of the definitions of certain other defined terms used in the Agreement:

Access Agreement	29
Actual Working Capital Amount	12
Adjustment Payment	13
Agreement	1
Assumed Liabilities	10
Business	1
Buyer	1
Buyer Indemnitees	38

Buyer Knowledge Parties	5
Buyer Obligations	43
Closing	13
Confidentiality Agreement	29
Cornhusker	1
Current Investment	27
Dispute Amount	12
Dispute Notice	12
DTERS	1
Environmental Liabilities	11
Estimated Working Capital Amount	12
Excluded Assets	9
Excluded Liabilities	10
Financial Statements	16
Guaranty	42, 43
Improvements	20
Indemnified Party	40
Indemnifying Party	40
Indemnity Notice	41
Item of Dispute	12
Letter Agreement	29
Most Recent Financial Statements	16
Most Recent Fiscal Year End	16
Owner’s Policy Endorsements	35
Parent	1
Party	1
Purchased Assets	8
Real Property	19
Receivables	17
Seller Environmental Threshold Amount	38
Seller Indemnitees	39
Seller Indemnity Cap	38
Seller Obligations	41
Seller Unknown Liability Threshold Amount	39
Sellers	1
Significant Customers	27
Significant Vendors	27
Southern Power Easement	30
Systems	26
Third Party Approval	33
Third Party Claim	40
Third Party IP	21
Third Party IP License	21
Unknown Liabilities	10
ARTICLE II
PURCHASE AND SALE OF ASSETS
     Section 2.1 Assets to be Transferred. Subject to the terms and conditions of this Agreement and for the consideration herein stated, on the Closing Date (as defined herein), Sellers shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept, all of Sellers’ right, title and interest in the following assets, free and clear of all Liens (collectively, the “Purchased Assets”):
     (a) All accounts, notes and other receivables relating to the Business or the Railway, including all those listed on Section 2.1(a) of the Disclosure Schedule (excluding those which have been paid in the Ordinary Course of Business prior to the Closing Date);
     (b) All advances, prepaid expenses and deposits relating to the Business or the Railway, including those listed on Section 2.1(b) of the Disclosure Schedule;
     (c) All machinery, equipment, building improvements, fixtures, vehicles, furniture, tools, dies, patterns, parts and other personal property and fixed assets relating to the Business or the Railway, including all those listed on Section 2.1(c) of the Disclosure Schedule;
     (d) All inventories, including all raw materials;
     (e) All Owned Real Property;
     (f) All Leases with respect to the Leased Real Property;

     (g) All Seller Intellectual Property (except Sellers’ trade names identified in Section 8.7 of this Agreement) and Sellers’ rights to use any Third Party IP;
     (h) All packing and shipping materials and office supplies, including invoices, brochures, catalogs, and pamphlets;
     (i) All lists of customers, customer files and rights under sales contracts and customer orders relating to the Business;
     (j) All records, documents and books relating to the Purchased Assets, the Business or the Railway, excluding (i) all records and returns relating to Taxes, assessments and similar governmental levies concerning Sellers (other than personal property taxes, assessments and levies imposed on the Purchased Assets); (ii) all corporate records of Sellers, such as corporate minute books and stock transfer records; and (iii) all records and documents relating solely to any of the Excluded Assets or Excluded Liabilities;
     (k) All rights under, interests in and deposits under all supplier agreements and orders, purchase orders, rebate agreements, leases and all other agreements, contracts and commitments, including those contracts with an Affiliate of either Seller as set forth on Section 2.1(k) of the Disclosure Schedule;
     (l) All contracts and covenants of employees and consultants with respect to confidentiality, secrecy, non-solicitation and/or proprietary information of a Seller relating to the Business or the Railway, and all rights thereunder;
     (m) All computer equipment and systems, software, programs and data, telephone numbers and internet domain name registrations (other than those which (i) include “DTE” or any derivation thereof or (ii) contain a symbol or logo associated with DTE Energy), used in or relating to the Business or the Railway, other than those identified on Section 2.1(m) of the Disclosure Schedule;
     (n) All rights under, interests in and deposits under all licenses, permits, product registrations, filings, authorizations, approvals and indicia of authority issued by any governmental entity or agency (and pending applications for any thereof) to the extent transferable relating to the Business or the Railway;
     (o) All rights and claims against others relating to the Business or the Railway; and
     (p) All other assets, properties, rights and claims used in, relating to or arising from the conduct of the Business or the Railway; provided, however, that the definition of Purchased Assets shall not include any items defined as Excluded Assets in Section 2.2 below.
     Section 2.2 Excluded Assets. The provisions of Section 2.1 notwithstanding, it is expressly understood and agreed that the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):
     (a) Corporate accounting journals and corporate books of account which comprise Sellers’ permanent accounting or tax records;
     (b) Corporate minute books, stock records and corporate seals of Sellers;

     (c) Refunds pertaining to any Tax obligations of Sellers;
     (d) Items included in the definition of Purchased Assets, sold, transferred or disposed of in the Ordinary Course of Business prior to Closing;
     (e) Corporate records included in the definition of Purchased Assets that Sellers wish to maintain, provided copies of such records are made available to Buyer and further provided that such records will be included in Confidential Information as referenced in Section 8.4;
     (f) Any rights, claims, and interest of Sellers in and to this Agreement and the Transaction Documents;
     (g) All claims, counterclaims and rights of Sellers against third parties to the extent such claims relate to Excluded Assets or Excluded Liabilities;
     (h) All right, title and interest in and to the name or mark “DTE”;
     (i) Any agreement, contract or commitment with an Affiliate of either Seller that is not set forth on Section 2.1(k) of the Disclosure Schedule; and
     (j) All Seller Insurance Policies.
     Section 2.3 Assumed Liabilities. At the Closing, Buyer shall assume and discharge, as the same shall become due (collectively, the “Assumed Liabilities”):
     (a) Accounts payable (other than Taxes of Sellers and amounts payable to any Seller or any Affiliate thereof, that is not the result of the provision of goods or services (other than shared services on an arms-length basis)) incurred in the Ordinary Course of Business;
     (b) Obligations and liabilities under any contract included in the Purchased Assets (other than any obligations or liabilities that arise due to a breach or default on the part of either Seller on or prior to the Closing Date);
     (c) Obligations and liabilities of the Business or the Railway that arise in the Ordinary Course of Business as to which any Seller or Buyer has knowledge; and
     (d) Obligations and liabilities of the Business or the Railway as to which no Seller has knowledge, other than the Excluded Liabilities (“Unknown Liabilities”).
     Section 2.4 Excluded Liabilities. Buyer shall not assume and shall not be liable or responsible for any of the following liabilities or obligations of either Seller (collectively, the “Excluded Liabilities”), subject to Section 8.9:
     (a) Obligations or liabilities of the Business or the Railway existing or resulting from any action, omission, condition or circumstance existing on or prior to, although they may not be discovered until after, the Closing Date with respect to (i) any treatment, possession, storage, disposition, transport, handling or release of any Hazardous Substance prior to the Closing Date which would give rise to an obligation or liability; (ii) any exposure of any employee, contractor, advisor or other person to any Hazardous Substance in connection with the Business, the

Railway or the Real Property which would give rise to an obligation or liability; (iii) any contamination of any of the Real Property with any Hazardous Substance in connection with the Business, the Railway or the Real Property and that is in violation of any Environmental, Health and Safety Requirement; (iv) any legal or contractual obligation to investigate, mitigate, remediate or clean-up any Hazardous Substance, whether known or unknown, contingent or otherwise; or (v) any pre-closing disposal of any waste that after the Closing Date becomes subject to liability under any Environmental, Health and Safety Requirement (collectively “Environmental Liabilities”);provided, however, Environmental Liabilities shall not include any obligations or liabilities resulting from: (i) the passive migration of Hazardous Substances to the Real Property after the Closing if, and only if, the Hazardous Substances were not spilled, released, discarded, disposed or dumped by Seller or a third party acting on behalf of or at the direction of Seller and the Hazardous Substances first and only migrated to the Real Property after the Closing; (ii) the post-Closing disposal of any Hazardous Substance that prior to Closing had been properly containerized, characterized, labeled, stored and otherwise handled and maintained in compliance with Environmental, Health, and Safety Requirements; or (iii) an obligation or liability of the Business or the Railway to remediate any Hazardous Substance or change or modify any practice, procedure, or facility regarding the treatment, possession, storage, disposition, transport, handling or release of any Hazardous Substance, if, absent a change in an Environmental, Health and Safety Requirement after the Closing Date, remediation or change or modification to any practice, procedure, or facility would not have been necessary;
     (b) Obligations or liabilities under any contract included in the Purchased Assets that arise due to a breach or default on the part of either Seller on or prior to the Closing Date;
     (c) Obligations or liabilities arising out of or based on any violation, on or prior to the Closing Date, of any statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller is subject;
     (d) Obligations or liabilities related to the Excluded Assets;
     (e) Obligations or liabilities for Taxes assessed on the income of the Business or the Railway or the existence of any Seller and any other Tax to the extent not reflected in the Working Capital Amount as of the Closing Date;
     (f) Obligations or liabilities related to any matter disclosed in Section 5.17 of the Disclosure Schedule;
     (g) Obligations or liabilities related to any failure to maintain, fund or administer any Employee Benefit Plan in accordance with its terms and applicable laws and regulations;
     (h) Obligations or liabilities related to any bonus, deferred compensation plan, incentive compensation plan or similar Employee Benefit Plan related to periods on or prior to the Closing Date, except to the extent accrued on the Most Recent Financial Statements; and
     (i) Obligations or liabilities related to any Debt on the part of either Seller;
     (j) Obligations or liabilities of the Business or the Railway existing or resulting from any action, omission, condition or circumstance existing on or prior to, although they may not be discovered until after, the Closing Date and that are outside of the Ordinary Course of Business as to which either Seller has knowledge, including those set forth on Section 2.4(j) of the Disclosure Schedule. This subsection is not intended to address Environmental Liabilities, which are addressed under Section 2.4 (a) above.

ARTICLE III
PURCHASE PRICE
     Section 3.1 Payment of the Purchase Price. At the Closing, Buyer shall (a) assume the Assumed Liabilities and (b) deliver to Sellers by wire transfer the Closing Cash Payment.
     Section 3.2 The Closing Estimate. At least five (5) Business Days prior to the Closing Date, Sellers shall deliver to Buyer an estimate of the Working Capital Amount as of the opening of business on the Closing Date (“Estimated Working Capital Amount”), all supporting work papers used in calculating the Estimated Working Capital Amount and a certificate of an officer of Sellers that the Estimated Working Capital Amount was prepared in accordance with GAAP. The Estimated Working Capital Amount and the Actual Working Capital Amount, whether estimates or otherwise, shall be determined in accordance with GAAP.
     Section 3.3 Post-Closing Calculation.
     (a) On or prior to the date which is seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement of the Working Capital Amount as of the opening of business on the Closing Date (the “Actual Working Capital Amount”), all supporting work papers used in calculating the Actual Working Capital Amount, and a certificate of the Chief Financial Officer of Buyer that the Actual Working Capital Amount was prepared in accordance with GAAP.
     (b) The calculation of the Actual Working Capital Amount as delivered to Sellers shall be final and binding on the Parties unless, within thirty (30) after delivery to Sellers, Sellers shall deliver to Buyer a written notice (a “Dispute Notice”) to the effect that items contained in the Actual Working Capital Amount are inaccurate or were not prepared in accordance with GAAP. The Dispute Notice shall outline in reasonable detail (i) the items in dispute (each such item, an “Item of Dispute”), (ii) the basis for Sellers’ disagreement with each Item of Dispute and (iii) the dollar amount representing the sum of all Items of Dispute in such Dispute Notice (the “Dispute Amount”).
     (c) If a Dispute Notice is delivered by Sellers within such thirty (30) day period, then Buyer and Sellers shall use reasonable efforts to resolve the Items of Dispute, and if any Item of Dispute is so resolved, the Actual Working Capital Amount shall be modified, if necessary, to reflect such resolution.
     (d) If any Item of Dispute remains unresolved after thirty (30) days from Buyer’s receipt of the Dispute Notice, the Parties may retain the Accounting Firm to resolve such remaining Item(s) of Dispute. Buyer and Sellers shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute (and as to no other matter) within forty-five (45) days of its retention, and the Parties shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm’s determination as to each Item of Dispute submitted to it shall be in writing, shall conform with this Article III and shall be conclusive and binding upon the Parties. The Actual Working Capital Amount shall be modified, if necessary, to reflect such determination. The costs and expenses of the Accounting Firm shall be allocated among Buyer and Sellers in proportion to the amount not awarded to such Party based on the amount in dispute.

     Section 3.4 Adjusted Cash Payment Amount. The Adjusted Cash Payment shall be finally determined on the following date: (i) if a Dispute Notice is not tendered by Sellers within thirty (30) days following delivery of the Actual Working Capital Amount, the first Business Day following the end of such period, or (ii) if a Dispute Notice is properly tendered by Sellers, the first Business Day following the final resolution pursuant to Section 3.3(c) or Section 3.3(d) of all Items of Dispute specified in such Dispute Notice.
     Section 3.5 Post-Closing Adjustment Payment.
     (a) If the Closing Cash Payment exceeds the Adjusted Cash Payment Amount then Sellers shall within five (5) days after the date the Adjusted Cash Payment Amount is determined under Section 3.4, deliver to Buyer a wire transfer of immediately available funds in an aggregate amount equal to (x) the Closing Cash Payment, minus (y) the Adjusted Cash Payment Amount, plus interest on such net amount at the Prime Rate from the Closing Date.
     (b) If the Adjusted Cash Payment Amount exceeds the Closing Cash Payment then Buyer shall within five (5) days after the date the Adjusted Cash Payment Amount is determined under Section 3.4, deliver to the Sellers a wire transfer of immediately available funds in an aggregate amount equal to (x) the Adjusted Cash Payment Amount, minus (y) the Closing Cash Payment, plus interest on such net amount at the Prime Rate from the Closing Date.
Any payment made pursuant to this Section 3.5 shall be the “Adjustment Payment”.
     Section 3.6 Allocation. The sum of the Cash Payment (as increased or decreased by the Adjustment Payment) and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with the methodology set forth in Section 3.6 of the Disclosure Schedule. Such allocation shall be used for all Tax purposes, including preparation and filing of Internal Revenue Service Form 8594. Neither Sellers nor Buyer shall take any position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with such allocation unless otherwise required to do so by applicable law.
     Section 3.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Pepper Hamilton LLP, in Detroit, Michigan, at 10:00 AM local time, on the first Business Day following satisfaction or waiver of all conditions to the Closing set forth in this Agreement (except for such conditions which by their terms are to be satisfied at Closing) or at such other time and place as Buyer and Sellers may agree. All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 am on such date.
     Section 3.8 Transfer Taxes. All transfer, documentary, sales, use, registration and other similar Taxes and related fees (including penalties, interest and additions to Taxes) incurred in connection with this Agreement and the transactions contemplated hereby will be paid half by Buyer and half by Sellers.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers that the statements contained in this Article IV are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).

     Section 4.1 Organization of Buyer. Buyer is a limited liability company that is indirectly wholly owned by FreightCar, and is duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate its assets and to carry on its business.
     Section 4.2 Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the other Transaction Documents to be executed by Buyer at the Closing will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with their terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by Buyer.
     Section 4.3 Non-contravention. Neither the execution and the delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject, (ii) violate or conflict with any provision of its charter, bylaws, or other governing documents or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.
     Section 4.4 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.
     Section 4.5 Non-Inducement. Buyer has not (i) been induced to enter into this Agreement by any statement, representation, warranty, or covenant that is not specifically set forth in this Agreement, and (ii) relied on any projection of Sellers regarding the future profitability of the Business.
     Section 4.6 Financing. Buyer has and at the Closing will have sufficient funds available to pay the Purchase Price and to perform its obligations hereunder.
     Section 4.7 Knowledge of Misrepresentation and Independent Investigation. Except with respect to the matters disclosed on Section 10.2(h) of the Disclosure Schedule, as of the date hereof, to Buyer’s Knowledge, there is no breach of any representation or warranty of Sellers in this Agreement. Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article V of this Agreement (including the related portions of the Disclosure Schedule), and (b) neither Seller nor any other Person has made any representation or warranty as to either Seller, the Business, the Railway, or this Agreement, except as expressly set forth in Article V of this Agreement (including the related portions of the Disclosure Schedule).
     Section 4.8 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, BUYER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY. THE REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS ARTICLE IV HEREOF ARE IN LIEU OF ANY AND ALL

REPRESENTATIONS AND WARRANTIES SELLER MAY HAVE UNDER ANY APPLICABLE LAW.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Subject to the disclosures set forth in the corresponding sections of the Disclosure Schedule, Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article V are correct and complete as of the date hereof and shall be correct and complete as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
     Section 5.1 Organization, Qualification, and Power. Each Seller is duly organized, validly existing, and in good standing under the laws of the State of Michigan. Each Seller has full corporate or limited liability company power and authority and all licenses, permits, and authorizations necessary to carry on any businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.
     Section 5.2 Authorization. The transactions contemplated by this Agreement have been approved by all necessary corporate action of each Seller, including approval of the transactions contemplated by this Agreement by each Seller’s stockholders or members. No additional authorization on the part of either Seller is necessary in connection with the consummation of the transactions contemplated by this Agreement.
     Section 5.3 Subsidiaries; Investments in Other Entities. Each Seller has no Subsidiaries and does not own, directly or indirectly, any interest or investment, whether debt or equity (other than an interest as a creditor holding a trade account receivable), or any obligation, option or right to acquire any interest, direct or indirect, in any other corporation or other entity.
     Section 5.4 Non-contravention. Neither the execution and the delivery of this Agreement nor any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller is subject, (b) violate or conflict with any provision of the charter or bylaws, or similar governing documents, of either Seller, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or payment under any, agreement, contract, lease, license, Permit, instrument, or other arrangement to which either Seller is a party or by which it is bound or to which any of its assets is subject, or (d) result in the imposition of any Lien upon any of such Seller’s assets. Except as set forth on Section 5.4 of the Disclosure Schedule, neither Seller is required to give any notice to, make any filing with, or obtain any authorization, consent, Permit or approval of any government or governmental agency or other Person in order for the Parties to consummate the transactions contemplated hereby.
     Section 5.5 Brokers’ Fees. Neither Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
     Section 5.6 Title to Assets. A Seller has good and transferable title to all of the Purchased Assets free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances. Except as set forth in Section 5.6 of the Disclosure Schedule, to Sellers’ Knowledge each tangible asset included in the

Purchased Assets has been maintained in accordance with standard industry practice of the Business or the Railway, as applicable, is in operating condition (ordinary course wear and tear excepted) adequate for the operation of the Business, and is suitable for the purpose for which it is presently used; provided, however, that the failure to maintain tangible assets included in the Purchased Assets, with a value, in the aggregate, of $150,000 or less in accordance with standard industry practice of the Business or the Railway shall not constitute a breach of this Section 5.6. The Purchased Assets are all the assets, properties and rights necessary to operate the Business and the Railway, consistent with past practice.
     Section 5.7 Financial Statements. Attached hereto as Section 5.7 of the Disclosure Schedule are complete and correct copies of the following financial statements (collectively the “Financial Statements”): (i) unaudited consolidated balance sheet and statements of income, shareholders’ equity, and cash flow of Sellers as of and for the fiscal year ended December 31, 2009 (the “Most Recent Fiscal Year End”); and (ii) unaudited consolidated balance sheet and statements of income, shareholders’ equity, and cash flow of Sellers (the “Most Recent Financial Statements”) as of and for the year-to-date period ended as of the Most Recent Month End. The Financial Statements have been prepared in accordance with GAAP and present fairly the financial condition of the Business and the Railway as of the respective dates thereof and the results of operations and cash flows as of such dates and are consistent with the books and records of Sellers (which books and records are correct and complete in accordance with GAAP). Except as set forth in Section 5.7 of the Disclosure Schedule, the Financial Statements present fairly the operational costs and expenses necessary to operate the Business and Railway as currently conducted.
     Section 5.8 Absence of Certain Changes. Except as set forth in Section 5.8 of the Disclosure Schedule and except as expressly contemplated by this Agreement, since January 1, 2010, the Business and the Railway have been conducted in the Ordinary Course of Business and there has not been any event, change or occurrence that has been, or that could reasonably be expected to result in, a Material Adverse Effect. In addition, except as set forth in Section 5.8 of the Disclosure Schedule, since January 1, 2010, neither Seller has:
     (a) sold, leased, transferred, or assigned (or entered into any agreement to do the foregoing) any of its assets or property, tangible or intangible, other than in the Ordinary Course of Business;
     (b) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $150,000, which has not otherwise been fully satisfied or terminated;
     (c) accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $150,000 to which such Seller is a party or by which such Seller is bound, which has not otherwise been fully satisfied or terminated;
     (d) allowed any Lien, other than a Permitted Lien or Permitted Encumbrance, upon any Purchased Asset;
     (e) made any capital expenditure (or series of related capital expenditures) involving more than $150,000;
     (f) made any capital investment in, any loan to, or any acquisition of the securities, property or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $150,000;

     (g) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;
     (h) delayed or postponed the payment of accounts payable and other Liabilities or accelerated the payment of receivables;
     (i) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $150,000;
     (j) granted any license or sublicense of any rights under or with respect to any Intellectual Property;
     (k) made or authorized a change in such Seller’s charter or bylaws or other governing documents;
     (l) experienced damage, destruction, or loss (whether or not covered by insurance) to its real or personal property in an aggregate amount greater than $150,000;
     (m) made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;
     (n) entered into any employment contract which provides for base compensation in excess of $50,000 or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
     (o) granted any increase in excess of two and one-half percent (2.5%) in the compensation, bonus, sales commissions or fee arrangements payable to any of its directors, officers, employees, consultants or agents;
     (p) adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, equity compensation, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees or made any commitment to do so (or taken any such action with respect to any other Employee Benefit Plan);
     (q) made any other change in employment terms for any of its directors, officers, and employees who receive base compensation in excess of $50,000;
     (r) been made a party to, received notice of, or , to Sellers’ Knowledge been threatened with the commencement of any lawsuit or proceeding against or investigation of such Seller; and
     (s) agreed or committed to do any of the foregoing which would bind any of the Parties.
     Section 5.9 Accounts Receivable. All notes and accounts receivable reflected on the Most Recent Financial Statements, and all accounts receivable of each Seller generated since the Most Recent Month End (the “Receivables”), constitute bona fide receivables resulting from the sale of products or services as to which full performance has been rendered and are valid and to Sellers’ Knowledge are enforceable claims, subject to the reserves against accounts receivable. To Sellers’ Knowledge, the Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with past custom and practice and to Sellers’ Knowledge, are adequate to reflect any uncollectible accounts receivable.
     Section 5.10 Undisclosed Liabilities. Neither Seller has any liabilities of the type required to be disclosed in financial statements prepared in accordance with GAAP, except those that (i) are accrued or reserved against in the Most Recent Financial Statements, (ii) were incurred subsequent to the Most Recent Month End in the Ordinary Course of Business, or (iii) result from the obligations of Sellers under this Agreement or the documents related hereto.
     Section 5.11 Legal Compliance.
     (a) Except as set forth in Section 5.11(a) of the Disclosure Schedule, to Sellers’ Knowledge, each Seller and the operation of the Business and the Railway have been and are in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), and to Sellers’ Knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or threatened against either Seller alleging any failure so to comply. Since January 1, 2010, no Seller has received any notice or communication alleging any non-compliance with the foregoing.
     (b) Section 5.11(b) of the Disclosure Schedule sets forth a correct and complete list of all Permits held by Sellers with respect to the Business or the Railway. Such Permits (i) constitute all Permits necessary for the operation of the Business or the Railway, and (ii) are in full force and effect. To Sellers’ Knowledge, no proceeding or investigation is pending or threatened to revoke or limit any Permit.
     (c) To Sellers’ Knowledge, neither Seller nor any of their respective officers, directors, agents, employees or any other Persons acting on their behalf have (i) made any illegal payment to any officer or employee of any governmental body, or any employee, customer or supplier of the Business; or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts; and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced alleging any such payments.
     Section 5.12 Tax Matters.
     (a) To Sellers’ Knowledge, each Seller has filed with the appropriate taxing authorities all Tax Returns that it was required to file relating to the Business or the Railway. All such Tax Returns are correct and complete in all material respects. All Taxes due and owing by each Seller (whether or not shown on any Tax Return) with respect to the Business or the Railway have been paid. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets.
     (b) To Sellers’ Knowledge, no deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against either Seller relating to the Business or the Railway that has not been paid, settled or otherwise resolved. Except as set forth on Section 5.12(b) of the Disclosure Schedule, to Sellers’ Knowledge, there is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or threatened against either Seller or concerning the Business or the Railway with respect to any Taxes. To Sellers’ Knowledge, neither Seller nor any of their Affiliates has been notified by any taxing authority that any issues have been raised with respect to any Tax Return relating to the Business or the Railway.

There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to either Seller relating to the Business or the Railway by any taxing authority.
     (c) To Sellers’ Knowledge, no claim has ever been made by any taxing authority in a jurisdiction where a Seller does not file Tax Returns relating to the Business or the Railway that such Seller is or may be subject to taxation by that jurisdiction with respect to the Business or the Railway.
     Section 5.13 Real Property.
     (a) Section 5.13(a) of the Disclosure Schedule sets forth the address, legal description and owner of record, and identifies any material reciprocal easement or operating agreements relating thereto of all Owned Real Property. Each Seller has good and marketable fee simple title to the Owned Real Property it purports to own and all of the Owned Real Property is free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances. To Sellers’ Knowledge, there is no condemnation, expropriation or other proceeding in eminent domain pending or threatened affecting any Owned Real Property or any portion thereof. To Sellers’ Knowledge, there is no other proceeding relating to any Owned Real Property that would reasonably be expected to materially and adversely affect the current use or possession of any Owned Real Property. Other than this Agreement and the Transaction Documents, there are no contracts or other obligations outstanding for the sale, exchange or other transfer of any Owned Real Property or any portion thereof. Each Seller has sufficient title to such easements, rights of way and other rights appurtenant to each Owned Real Property it purports to own as are necessary to permit ingress and egress to and from the Owned Real Property to a public way. Sellers have delivered or made available to Buyer true, complete and correct copies of all deeds into Sellers, current title information and surveys in Sellers’ possession, if any, for of the Owned Real Property and any leases and subleases thereof and all amendments, waivers or other modifications thereto.
     (b) Section 5.13(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of the Leases for each such parcel of Leased Real Property. Sellers have made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. All oral leases are described in Section 5.13(b) of the Disclosure Schedule. Except as set forth in Section 5.13(b) of the Disclosure Schedule, there is no land, building, structure or other interest in Real Property used by a Seller in the conduct of the Business other than the Leased Real Property, the Easements and the Owned Real Property.
     (c) Section 5.13(c) of the Disclosure Schedule sets forth the description of each Easement. Each Seller has good and marketable title to the Easements it purports to own and all of the Easements are free and clear of all Liens, other than Permitted Liens and Permitted Encumbrances. Sellers have made available to Buyer a true and complete copy of each such Easement document.
     (d) Except for the “Other Property Interests” identified on Section 5.13(b) of the Disclosure Schedule, the Leased Real Property, the Easements and Owned Real Property (collectively, the “Real Property”) comprise all of the real property used or intended to be used in the Business or by the Railway and neither Seller is a party to other any agreement or option to purchase any other real property or interest therein.

     (e) To Sellers’ Knowledge, except as set forth on Section 5.13(e) of the Disclosure Schedule, all buildings, structures, fixtures, rail line improvements, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Real Property (the “Improvements”) are in condition and repair sufficient for the operation of the Business and the Railway. To Sellers’ Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business or the Railway as currently conducted thereon. All rail line improvements included as part of the Purchased Assets and located at each of the Sellers’ rail yard facilities at Clinton, Indiana, Hastings, Nebraska and Grand Island, Nebraska form a rail line system sufficient for the operation of the Business and the Railway as currently conducted thereon.
     (f) Sellers are the sole legal and equitable owner of the leasehold interest in the Leased Real Property and the Improvements and possess good and marketable, indefeasible title thereto, free and clear of all Liens, other than Permitted Liens. To Sellers’ Knowledge, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Leased Real Property. To Sellers’ Knowledge, there are no pending or, threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Real Property.
     Section 5.14 Intellectual Property and Software.
     (a) Section 5.14(a) of the Disclosure Schedule identifies all Seller Intellectual Property that is registered or filed in the name of a Seller and all Seller Software. Except as otherwise set forth in Section 5.14(a) of the Disclosure Schedule, a Seller has all right, title and interest in and to the Seller Intellectual Property, free and clear of any Lien, license, or other restriction or limitation regarding use, other than Permitted Liens, and has the sole and exclusive right to use (and none of Sellers’ employees have or claim to have any individual ownership interest or individual right to use) all of the Seller Software and all other Seller Intellectual Property, in each case that is material to the Business or the Railway. To Sellers’ Knowledge, neither Seller has received any written claim challenging the validity or effectiveness of the Seller Intellectual Property. The Seller Intellectual Property and the Third Party IP are all the Intellectual Property necessary to conduct the Business and operate the Railway as currently conducted.
     (b) To Sellers’ Knowledge, the operation of the Business has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property of third parties in any respect, and, to Sellers’ Knowledge, except as set forth in Section 5.14(b) of the Disclosure Schedule during the past five (5) years, neither Seller nor any of their directors or officers has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Sellers must license or refrain from using any Intellectual Property of any third party) with respect to the Business. To Sellers’ Knowledge, no third party has interfered with, challenged, infringed upon, misappropriated, or violated any Intellectual Property of either Seller with respect to the Business. Except as set forth in Section 5.14(b) of the Disclosure Schedule, neither Seller has received written notice of any claims and there are no pending claims of any persons relating to the scope, ownership or use of the Seller Intellectual Property or Seller Software.
     (c) Sellers have delivered to Buyer correct and complete copies of all patents, trademark registrations, service mark registrations, Internet domain name registrations, and copyright registrations and patent applications, trademark applications, service mark applications,

Internet domain name applications and copyright applications (as amended to date) with respect to the Seller Intellectual Property identified in Section 5.14(a) of the Disclosure Schedule. Sellers have performed all acts and paid all renewal, maintenance and other fees required to maintain each and every registration and application of all such Seller Intellectual Property that is material to the Business or the Railway in full force and effect. Except as set forth in Section 5.14(c) of the Disclosure Schedule, and except for licenses of Seller Software entered into in the Ordinary Course of Business, no settlements, consents, covenants not to sue or nonassertion assurances or releases have been entered into by Sellers or to which either Seller is bound that adversely affect Sellers’ right to own or use any Seller Intellectual Property identified in Section 5.14(a) of the Disclosure Schedule.
     (d) Section 5.14(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns that is licensed to a Seller for use in the conduct of the Business as currently conducted or with respect to the Railway, other than “off the shelf” Software (“Third Party IP”) and each such license, sublicense or agreement covering Sellers’ use of such item (“Third Party IP License”). To Sellers’ Knowledge, the Third Party IP is not subject to any outstanding order restricting the use or licensing thereof by Sellers, and except as otherwise set forth in Section 5.14(d) of the Disclosure Schedule, neither Seller has received any written claim challenging the validity or effectiveness of the Third Party IP or Third Party IP Licenses.
     (e) Except as set forth in Section 5.14(e) of the Disclosure Schedule, all Seller Intellectual Property that is registered or filed in the name of a Seller and Seller Software used in the Business as currently conducted or with respect to the Railway was developed by (i) employees of a Seller within the scope of their employment; or (ii) independent contractors who have assigned their rights to a Seller pursuant to written agreements. To Sellers’ Knowledge, there are no other independent contractors who have performed work with respect to Seller Software who have not executed an assignment of their rights in such work to a Seller. To Sellers’ Knowledge, no employee of a Seller has entered into any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that restricts or limits in any way the scope of the Seller Intellectual Property or Seller Software used in the Business or in connection with the Railway or requires the employee to transfer, assign or disclose information concerning his work to anyone other than Sellers.
     (f) Set forth in Section 5.14(f) of the Disclosure Schedule is a list of all of Sellers’ current employees that have signed an assignment of inventions agreement or an employment agreement substantially in the form(s) attached to Section 5.14(f) of the Disclosure Schedule and all independent contractors who have performed work related to Seller Software that have signed an assignment of intellectual property produced in connection therewith (or are otherwise bound by an agreement providing for such assignment), copies of which are attached to Section 5.14(f) of the Disclosure Schedule.
     (g) Except as otherwise set forth in Section 5.14(g) of the Disclosure Schedule, no third party has any marketing rights with respect to or ownership interest in the Seller Software or has or has had access to the source code of the Seller Software, Sellers exclusively own and possess the source code and exclusively own the documentation with respect to the Seller Software, and Sellers have taken commercially reasonable measures to protect the secrecy and confidentiality of the Seller Software.
     (h) To Sellers’ Knowledge, the Seller Software has not manifested any material operating problem which appears to be incapable of remediation in the Ordinary Course of Business as currently conducted. All Seller Software documentation is current and up-to-date

(and, solely with respect to any Third Party Software integrated into the Seller Software owned by a third party, to the extent such third party owner supplies updated documentation to licensees), accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use without reliance on the special knowledge or memory of individuals, in all material respects.
     (i) Section 5.14(i) of the Disclosure Schedule contains a list of (i) all Seller IP Licenses, specifying the name of the customer, the Seller Intellectual Property subject to such Seller IP License and the date of the agreement and (ii) any other commitments of Sellers to provide any custom programming, enhancements, change in functionality or other software development. Except as disclosed on Section 5.14(i) of the Disclosure Schedule, all Seller IP Licenses were entered into in the Ordinary Course of Business for usual quantities and at normal prices and involve commitments at not less than the published list price on its standard contract not modified in any material manner.
     Section 5.15 Contracts. Section 5.15 of the Disclosure Schedule lists the following contracts and other agreements to which either Seller is a party which relate to the Business or the Railway:
     (a) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;
     (b) any agreement (or group of related agreements) for the purchase of supplies, products, or other personal property, or for the furnishing to or receipt of services by Sellers, the performance of which will involve consideration in excess of $150,000;
     (c) any agreement concerning a partnership or joint venture;
     (d) any agreement (or group of related agreements) under which Sellers have created, incurred, assumed, or guaranteed any capitalized lease obligation or any indebtedness for borrowed money, or under which they have imposed a Lien on any of their assets, tangible or intangible;
     (e) any agreement concerning confidentiality or non-competition or which otherwise restricts or prohibits the conduct of the Business or the Railway;
     (f) any agreement with any Affiliates;
     (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;
     (h) any agreement with any individual on a full-time, part-time or other basis for employment or, consulting, or other services which differs from the form provided in Section 5.14(f) (other than name and compensation amounts);
     (i) any agreement under which Sellers have advanced or loaned any amount to any Person;
     (j) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
     (k) any agreement with a customer of Sellers; or

     (l) any other agreement (or group of related agreements) the performance of which (i) cannot be terminated on fewer than thirty (30) days’ notice without further liability and (ii) involves consideration in excess of $100,000.
Sellers have delivered to Buyer a correct and complete copy of each written Material Contract (as amended to date) and a written summary setting forth the material terms and conditions of each oral Material Contract. With respect to each Material Contract: (i) the Material Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to the obligations of the Parties under Section 8.1 and Section 8.6, the Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no Seller is, and to Sellers’ Knowledge no other party is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contract; and (iv) no Seller has and to Sellers’ Knowledge no other party has repudiated any material provision of the Material Contract or claimed that the other party is in breach or default under such Material Contract.
     Section 5.16 Insurance. Section 5.16 of the Disclosure Schedule lists the insurance covering the Business or the Railway with respect to which Sellers are a party, a named insured, or otherwise the beneficiary of coverage. Section 5.16 of the Disclosure Schedule also contains a list of all insurance claims since January 1, 2009, made with respect to the Business or the Railway.
     Section 5.17 Litigation. Section 5.17 of the Disclosure Schedule sets forth each instance, to Sellers’ Knowledge, in which either Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to, or is threatened to be made a party to, or was a party to or was threatened to be made a party to since January 1, 2010, any action, suit, proceeding, claim, hearing, or investigation of, in, or before any arbitrator, court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, in each case with respect to the Business or the Railway. To Sellers’ Knowledge, Section 5.17 of the Disclosure Schedule also sets forth each instance in which any of Sellers’ directors or officers (i) is subject to any material outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to or is threatened to be made a party to any material action, suit, proceeding, claim, hearing, or investigation of, in, or before any arbitrator, court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, in each instance, related to Seller or the Business or the Railway.
     Section 5.18 Employees and Independent Contractors.
     (a) Each Seller has delivered to Buyer a complete and correct list of all current employees of such Seller and all independent contractors used by such Seller in the prior twelve (12) months in connection with the Business or the Railway, including with respect to each such employee: (1) name, (2) hire date, (3) current job title, (4) actual base salary, bonus, commission or other remuneration paid during 2009, (5) 2010 base salary level and 2010 target bonus, and (6) identification of any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2010. Seller has delivered to Buyer complete and correct copies of (i) all existing severance, accrued vacation or other leave agreements or policies, (ii) all employee trade secret, non-compete, non-disclosure and invention assignment agreements and (iii) all manuals and handbooks applicable to any current or former director, manager, officer, employee or consultant of the Business or the Railway.
     (b) Neither Seller is a party to or bound by any collective bargaining agreement or other contract with any labor organization with respect to the Business or the Railway, nor has it experienced (nor, to Sellers’ Knowledge, has it been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years with respect to the Business or the Railway. Neither Seller has committed any material unfair labor practice. To Sellers’ Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either Seller. To Sellers’ Knowledge, each Seller has paid in full to all of its employees and consultants of the Business and the Railway all wages, salaries, commissions, bonuses, benefits, fees and other compensation due and payable to such employees and consultants, as applicable.
     (c) To Sellers’ Knowledge, all individuals who have performed services for each Seller with respect to the Business or the Railway or who otherwise have claims for compensation from Seller with respect to the Business or the Railway have been properly classified as an employee or an independent contractor pursuant to all applicable laws, rules and regulations including, but not limited to, the Code and ERISA.
     Section 5.19 Employee Benefits.
     (a) Section 5.19(a) of the Disclosure Schedule lists each Employee Benefit Plan that each Seller maintains or to which a Seller contributes or has any obligation to contribute or with respect to which such Seller has any liabilities with respect to the Business or the Railway.
     (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws, rules and regulations, including §409A of the Code.
     (ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA.
     (iii) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan within the time periods prescribed by ERISA and the Code and all obligations have been properly accrued in the Most Recent Financial Statements. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.
     (iv) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401(a) is, in all material respects, qualified in form and operation, and has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, or is covered by a favorable opinion letter from the Internal Revenue Service with respect to that Employee Benefit Plan’s qualified status, and, to Sellers’ Knowledge, nothing has occurred since the date of such determination that adversely affects the qualified status of any such Employee Benefit Plan.

     (v) Each such Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust forming a part thereof were amended for GUST within the applicable Remedial Amendment Period (as that term is defined in Code § 401(b)), for all applicable laws, regulations and rulings for which such qualified plans are required to be amended prior to the Closing Date. All master, prototype and volume submitter plans which are part of any Employee Benefit Plan were submitted to the IRS for an opinion or advisory letter within the applicable Remedial Amendment Period for all applicable laws, regulations and rulings for which such qualified plans are required to be amended prior to the Closing Date.
     (vi) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To Sellers’ Knowledge, no Fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. To Sellers’ Knowledge, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.
     (vii) With respect to each Employee Benefit Plan, Sellers have made available to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter or opinion letter received from the Internal Revenue Service, the two (2) most recent annual reports (Form 5500, with all applicable attachments), written descriptions of any unwritten plans or arrangements, and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.
     (b) Seller does not, nor, except as set forth on Section 5.19(b) of the Disclosure Schedule does any ERISA Affiliate, contribute to, have any obligation to contribute to, have any liability under or with respect to, or have at any time since January 1, 2004, contributed to or been obligated to contribute to, or has had any liability under, or with respect to, (i) any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)), is subject to Code §412 or ERISA §302, or provides for post-retirement health or life benefits, (ii) any Multiemployer Plan, or (iii) a “voluntary employees’ beneficiary association” (as defined in Code §501(c)(9)).
     Section 5.20 Environmental, Health, and Safety Matters.
     (a) Except as set forth in Section 10.2(h) of the Disclosure Schedule, to Sellers’ Knowledge, each Seller has complied and is in material compliance with all Environmental, Health, and Safety Requirements related to the Business, the Railway and the Real Property.
     (b) Except as set forth in Section 10.2(h) of the Disclosure Schedule, without limiting the generality of the foregoing, to Sellers’ Knowledge, each Seller and its Affiliates has obtained, has materially complied, and is in material compliance with all Permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Real Property and the operation of the Business or the Railway. A list of all such Permits, licenses and other authorizations is set forth in Section 5.20(b) of the Disclosure Schedule.
     (c) Except as set forth in Section 5.20(c) of the Disclosure Schedule, to Sellers’ Knowledge, neither Seller nor any of their Affiliates, has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Real Property, the Business or the Railway arising under Environmental, Health, and Safety Requirements relating to the Business, the Railway or the Real Property.
     (d) Except as set forth in Section 5.20(d) of the Disclosure Schedule, to Sellers’ Knowledge, neither Seller nor any of their Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any Hazardous Substance, in a manner that has given or would give rise to material liabilities to any Seller, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.
     (e) Except as set forth in Section 5.20(e) of the Disclosure Schedule, to Sellers’ Knowledge, no Real Property (including soils, groundwater, surface water, buildings or other structures) has been contaminated with Hazardous Substances to the extent that such condition could reasonably be expected to require any reporting, investigation, monitoring, remediation or response actions by Seller under any Environmental, Health, and Safety Requirements.
     (f) Except as set forth in Section 5.20(f) of the Disclosure Schedule, to Sellers’ Knowledge, neither Seller nor any other entity for which either Seller has assumed environmental or product liability with respect to the Business or the Railway utilizes or has ever previously utilized asbestos, asbestos-containing materials, silica or mixed dust (or any combination thereof) as a raw material, component or otherwise in connection with any of their respective products (including products used in sandblasting or mixed dust applications) or businesses.
     (g) Except as set forth in Section 5.20(g) of the Disclosure Schedule, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup of the Real Property, or notification to or consent of government agencies or third parties, pursuant to any of the Environmental, Health, and Safety Requirements.
     (h) To Sellers’ Knowledge, Section 5.20(h) of the Disclosure Schedule identifies all environmental audits or assessments, environmental investigations, notices of violations, other material environmental correspondence and occupational health studies in Seller’s possession undertaken by or on behalf of either Seller or an Affiliate thereof in the five years preceding this Agreement with respect to any Real Property or the Business or the Railway, copies of which have been provided to Buyer.
     Section 5.21 Business Continuity. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by any Seller in the conduct of the Business or the operation of the Railway (collectively, the “Systems”) has experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that have caused any substantial disruption or interruption in or to the use of any such Systems by any Seller.
     Section 5.22 Customers and Suppliers.

     (a) Section 5.22(a) of the Disclosure Schedule sets forth a correct and complete list of the ten (10) largest vendors of the Business based on invoiced amounts (the “Significant Vendors”), and the twenty (20) largest customers by revenue (the “Significant Customers”) of the Business during 2009 and 2010 through the Closing Date. To Sellers’ Knowledge, there are no outstanding disputes with any of the Significant Vendors or Significant Customers.
     (b) Since January 1, 2010, none of the Significant Vendors has indicated that it will stop, or materially decrease the rate of, supplying materials, products or services to Sellers, or otherwise materially change the terms of its relationship with Sellers with respect to the Business.
     (c) Since January 1, 2010, none of the Significant Customers has indicated that it will stop, or materially decrease the rate of, licensing Software or buying services from Sellers or otherwise materially reduce or terminate or discontinue any license or development projects with Sellers with respect to the Business.
     Section 5.23 Warranties. Except as set forth in Section 5.23 of the Disclosure Schedule, no Seller has extended any written, express warranty or warranties, service or maintenance agreement with respect to any of the products or services sold, licensed or provided that extends beyond the period ending 12 months after the Closing Date. To Sellers’ Knowledge, no liability exists or will arise for repair, replacement or damage in connection with such sales or deliveries, in excess of the reserve therefor reflected in the Most Recent Financial Statements.
     Section 5.24 Debt. Neither Seller has any Debt for which Buyer or any of its Affiliates shall have any responsibility after the Closing Date.
     Section 5.25 Competitive Activities. None of Sellers, any of their Affiliates or any entity in which such Affiliates maintains a non-controlling minority investment (each such entity, a “Current Investment”), currently engages in any Competitive Activity or has any present plans to engage in any Competitive Activity. Except as set forth in Section 5.25 of the Disclosure Schedule, as of the date hereof no Current Investment incorporates “DTE” into its name.
     Section 5.26 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, NO SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO SELLERS, THE BUSINESS, THE RAILWAY, OR WITH RESPECT TO ANY OF THE ASSETS, LIABILITIES OR OPERATIONS OF A SELLER, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND ARE HEREBY WAIVED BY BUYER. THE REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS ARTICLE V HEREOF ARE IN LIEU OF ANY AND ALL REPRESENTATIONS AND WARRANTIES BUYER MAY HAVE UNDER ANY APPLICABLE LAW.
ARTICLE VI
PRE-CLOSING COVENANTS
     Section 6.1 Conduct of the Business.
     (a) From the date hereof until the Closing Date, Sellers shall use their commercially reasonable efforts to carry on the Business and the operation of the Railway in the Ordinary Course of Business and substantially in the same manner as previously conducted unless Buyer shall have consented in writing, which consent will not be unreasonably withheld, conditioned or delayed.
     (b) From the date hereof until the Closing Date, except as set forth on Section 6.1 of the Disclosure Schedule or as otherwise contemplated by this Agreement or required by law, unless Buyer shall have consented in writing, no Seller shall:
     (i) amend its governing documents;
     (ii) (A) increase the salary or change the compensation or benefits of any of its directors, officers or employees, (B) grant or accelerate any bonus, benefit, severance or termination pay, or other direct or indirect compensation to any such Person, (C) loan or advance any money or other property to any such Person, (D) increase the coverage or benefits available under, establish, adopt, enter into, amend or terminate any employee benefit plan or (E) enter into any new employment agreement with any director, officer or employee of Sellers (including any bonus, severance, change of control, termination, reduction-in-force, or consulting agreement or other employee benefits arrangement or agreement pursuant to which such Person has the right to any form of compensation from a Seller);
     (iii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease, encumber or otherwise dispose of any of its properties or assets other than sales of inventory or license granted in the Ordinary Course of Business;
     (iv) enter into or agree to enter into any merger or consolidation with any Person, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities or a substantial portion of the assets, of any other Person;
     (v) introduce any material change with respect to its operation, including any material change in the types, nature or composition of its products or services, other than in the Ordinary Course of Business;
     (vi) materially change or modify its credit, collection or payment policies, procedures or practices;
     (vii) incur any additional Indebtedness other than borrowings under its existing credit facilities in the Ordinary Course of Business or guaranty any Debt of another Person;
     (viii) make or authorize any capital expenditure in excess of the amounts set forth in the operating plan previously provided to Buyer for such items;
     (ix) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
     (x) take any action that would reasonably be expected to result in any of the conditions to the consummation of the transactions contemplated by this Agreement not being satisfied;

     (xi) enter into any transaction with any current or former director, officer or employee;
     (xii) modify, terminate or amend in any material respect any Material Contract or enter into any Material Contract other than in the Ordinary Course of Business;
     (xiii) settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding other than in the Ordinary Course of Business; or
     (xiv) authorize or enter into any contract to do any of the foregoing.
     Section 6.2 Access to Books and Records. From the date hereof until the Closing Date, each Seller shall provide Buyer and its authorized representatives with reasonable access during normal business hours and upon reasonable notice to the properties (including, provided an access agreement is then in effect between a Seller and Buyer, access for the purpose of undertaking environmental assessments and investigations), offices and other facilities, officers, employees, accountants, counsel and other representatives, contracts, books and records (including copies of all requested financial, operating and other data and information) of each Seller that Buyer may reasonably request (including, but not limited to, the results of any investigation, assessment or remediation that may be conducted at any of Sellers’ facilities); provided that (a) such access shall be subject to each Seller’s reasonable procedures and reasonable security measures and insurance requirements and shall not unreasonably interfere with the operations of such Seller and (b) nothing herein shall require either Seller to furnish to Buyer or provide Buyer with access to information which legal counsel for such Seller reasonably concludes may give rise to antitrust or competition law issues. Buyer acknowledges that it remains bound by the Confidentiality Agreement, dated March 24, 2008, with DTERS and DTE Coal Services, Inc., as amended on November 12, 2008 (as amended, the “Confidentiality Agreement”); and the Access and Confidentiality Agreements between Buyer, Seller and FreightCar dated April 19, 2010 and June 9, 2010, as amended on August 24, 2010 (collectively, the “Access Agreement”); and the letter agreement between FreightCar and DTERS dated July 20, 2010 (the “Letter Agreement”).
     Section 6.3 Conditions. The Parties shall use commercially reasonable efforts to cause the conditions set forth in Article IX to be satisfied and to consummate the transactions contemplated herein.
     Section 6.4 Exclusive Dealing. From the date of this Agreement until the expiration of the 90th calendar day from the date hereof, Sellers shall not, and shall direct their respective directors, officers, employees, investment bankers and other representatives not to, (i) solicit, initiate or knowingly encourage the initiation of or cause the continuation of existing discussions of any Acquisition Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party information in connection with, any Acquisition Proposal.
     Section 6.5 Notification. From and after the date hereof until the Closing Date, Sellers shall give prompt notice to Buyer of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, or (b) any material failure of a Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.5 shall be disregarded for purposes of determining the accuracy of the representations and warranties contained in this Agreement, including, without limitation, determinations made in connection with Section 9.1(a) and Article X.

     Section 6.6 Southern Public Power Easement. From and after the date hereof until the Closing Date, Sellers shall use commercially reasonable efforts to obtain an easement or similar right of use (the “Southern Power Easement”) over the real property now owned by Southern Public Power District and commonly referred to as Tract 37 that was previously subject to Easement #DACA45-2-04-6021 in order to permit the usage of the trackage currently located thereon. In the event the Southern Power Easement is not obtained prior to or within a reasonable period of time following the Closing Date (which reasonable period of time will not, in any event, extend beyond the date Buyer loses the ability to use, or is materially restricted in its use of, the trackage currently located on such real property), Buyer shall be entitled to indemnification by Sellers for any and all reasonable costs incurred by Buyer or its Affiliates in connection with (a) the removal of trackage and restoration of the real property previously subject to Easement #DACA45-2-04-6021, (b) the acquisition of an alternative easement and (c) rerouting trackage (including installation of new trackage) on other Owned Real Property, Leased Real Property or Easements located at Seller’s Grand Island facility, to permit the Business to operate at a commensurate level as the Business currently conducted.
ARTICLE VII
TERMINATION
     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by written consent of Buyer and Sellers;
     (b) by Buyer, if (i) there has been a material violation or material breach by Sellers of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and (A) such material violation or material breach has not been waived by Buyer, (B) Buyer has provided written notice to Sellers of such material violation or material breach, and (C) Sellers have not cured such material violation or material breach within thirty (30) days after receiving written notice thereof from Buyer, (ii) there has been a Material Adverse Change, (iii) if, as a result of its due diligence investigation, Buyer determines that the aggregate amount of the Environmental Liabilities is reasonably likely to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) and Sellers do not, within ten (10) Business Days after receipt of notice thereof from Buyer, elect to increase the Seller Indemnity Cap in accordance with Section 10.2(c), or (iv) the transactions contemplated hereby have not been consummated within ninety (90) days of the date hereof; provided, however, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if Buyer’s material breach of this Agreement, or willful misconduct, or failure to comply with Section 6.3 in all material respects, is the primary cause of the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur within ninety (90) days of the date hereof;
     (c) by Sellers, if: (i) there has been a material violation or material breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Sellers at the Closing and (A) such material violation or material breach has not been waived by Sellers, (B) Sellers have provided written notice to Buyer of such material violation or material breach, and (C) Buyer has not cured such material violation or material breach within thirty (30) days after receiving written notice thereof from Sellers or (ii) the transactions contemplated hereby have not been consummated within ninety (90) days of the date hereof; provided however, Sellers shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) if Sellers’ material breach of this Agreement or willful misconduct, or failure to comply with Section 6.3 in all material respects, is the primary cause of the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur within ninety (90) days of the date hereof; and
     (d) by either Buyer or Sellers if any court or governmental entity shall have issued a final order, decree or ruling or taken any other final restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(d) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or other action.
     Section 7.2 Effect of Termination. If any Party validly terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for this Section 7.2, Article X, the Confidentiality Agreement, the Access Agreement, and the Letter Agreement, which each shall survive the termination of this Agreement, as applicable, and in accordance with their terms; provided, that,
     (a) the termination of this Agreement shall in no way limit any claim by Buyer that Sellers materially and willfully breached the terms of this Agreement prior to or in connection with such termination, including by failing to consummate the transactions contemplated by this Agreement, nor shall such termination limit the right of Buyer to seek specific performance and all other remedies available at law or equity to the extent permitted by Section 11.10 below; and
     (b) the termination of this Agreement shall in no way limit any claim by Sellers that Buyer materially breached the terms of this Agreement prior to or in connection with such termination, including by failing to consummate the transactions contemplated by this Agreement. In the event that Buyer fails to consummate the transactions contemplated by this Agreement for any reason other than a valid termination pursuant to Section 7.1(a), (b), (c)(ii) or (d), Buyer shall pay to Sellers as liquidated damages Seven Hundred Fifty Thousand Dollars ($750,000), in addition to all other remedies available in equity.
ARTICLE VIII
POST-CLOSING COVENANTS
     Section 8.1 Further Assurances. Sellers agree that, at any time and from time to time on and after the Closing Date, they will, upon the reasonable request of Buyer and without further consideration, take all steps reasonably necessary to place Buyer or its Affiliates (as directed by Buyer) in possession and operating control of the Purchased Assets, and Sellers will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers or powers of attorney as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to Buyer, all of the Purchased Assets, or to vest in Buyer good, valid and marketable title to the Purchased Assets. Buyer agrees that, at any time and from time to time on and after the Closing Date, it will, upon the request of Sellers and without further consideration, take all steps reasonably necessary to confirm its assumption of and obligation to perform any of the Assumed Liabilities. Buyer further agrees that after the Closing Date it shall provide Sellers with reasonable access to the books and records transferred to Buyer hereunder necessary for the Sellers’ tax, accounting and other corporate purposes.
     Section 8.2 Litigation Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint,

claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business or the Railway, each of the other Parties will assist such defending Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending party is entitled to indemnification therefor under Article X below); provided that the foregoing shall not apply to actions or claims between the Parties.
     Section 8.3 Transition. Sellers shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Sellers from maintaining the same business relationships with the Business or the Railway after the Closing as it maintained with the Business or the Railway prior to the Closing.
     Section 8.4 Confidentiality. Sellers will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except as needed for Sellers’ internal or government-reporting purposes and destroy all Confidential Information retained by it in accordance with its record retention policies. In the event that Sellers are requested or required pursuant to a written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, Sellers will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Sellers are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided, however, that such Seller shall use its best efforts to obtain, at the request of Buyer and at Buyer’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.
     Section 8.5 Non-Solicitation and Non-Competition. Without the prior written consent of Buyer, neither Seller nor any of their non-regulated Affiliates shall, directly or indirectly:
     (a) for a period of twelve (12) months from the Closing Date, hire or attempt to hire any employee of DTERS or Cornhusker on the date of this Agreement to become an employee or consultant of, or otherwise provide services to, any Person; provided that the foregoing will not prohibit a general solicitation to the public by way of general advertising or contact by a recruiting firm so long as neither Seller nor any of their non-regulated Affiliates directed the recruiting firm to contact such person.
     (b) for a period of thirty-six (36) months from the Closing Date, induce or attempt to induce any officer or employee of Buyer or any of its Affiliates on the date of this Agreement to leave the employ of, or violate the terms of their contracts or employment arrangements with, Buyer or any of its Affiliates, as the case may be, or induce or attempt to induce any representative or agent of Buyer or its Affiliates on the date of this Agreement to violate the terms of their contracts or other arrangements with Buyer or its Affiliates, as the case may be; provided that the foregoing will not prohibit a general solicitation to the public by way of general advertising or contact by a recruiting firm so long as neither Seller nor any of their non-regulated Affiliates directed the recruiting firm to contact such person;
     (c) for a period of thirty-six (36) months from the Closing Date, solicit or attempt to induce any customer or other business relation of the Business, the Railway, Buyer, or its Affiliates

into any business relationship that is competitive with the Business or the Railway as conducted on the date of this Agreement or disparage Buyer or its Affiliates; provided that the foregoing prohibition on disparagement shall not prohibit Sellers or their Affiliates from making any disclosure required by applicable law or legal process; or
     (d) for a period of five (5) years from the Closing Date, engage in any Competitive Activity, or own more than 20% of the outstanding capital stock or other ownership interests of an entity engaged in any Competitive Activity. Notwithstanding the broad prohibition contained in this Section 8.5(d), the following activities shall not constitute a breach of this Section 8.5(d):
     (i) owning over 20% of an entity or business that derives less than 10% of its revenue from Competitive Activities, calculated on a rolling twelve month basis;
     (ii) owning over 20% of an entity or business that derives more than 10% of its revenue from Competitive Activities, calculated on a rolling twelve month basis, but only if, within six (6) months of the event which would otherwise be a breach of this Section 8.5, Seller or its non-regulated Affiliate either (A) reduces its ownership percentage below 20% or (B) causes such entity to reduce the percentage of revenues from Competitive Activities of such entity below 10%; and
     (iii) maintaining such non-regulated Affiliate’s current ownership position in any Current Investment;
provided, however, neither Sellers nor any Affiliate of Seller shall grant or otherwise permit, including, without limitation, through the failure of either Seller or such Affiliate to enforce its rights, the use of the name “DTE” or any derivation thereof or use any symbol or logo associated with DTE in connection with Competitive Activities unless contractually obligated to do so based on an agreement in full force and effect as of the date hereof which cannot be terminated without imposing a liability on the party granting such rights.
     Sellers acknowledge and agree that they have independently consulted with their counsel and after such consultation agrees that the covenants set forth in this Section 8.5 (including with respect to subject matter and time period) are reasonable and proper and are necessary to protect Buyer’s interest in, and value of, the Business or the Railway (including the goodwill inherent therein).
     Section 8.6 Non-Assignable Assets. If any of the Purchased Assets shall not be assignable, or shall only be assignable with the Approval of any other third party (“Third Party Approval”), where such Purchased Asset is not assignable or any Third Party Approval in respect of such Purchased Asset has not been obtained prior to the Closing Date, pending the effective transfer of such Purchased Asset, Sellers shall hold all rights or entitlements that the Sellers have in trust for the exclusive benefit of Buyer, provided that Buyer shall pay, perform and discharge all obligations arising or accruing with respect thereto as of and after the Closing Date.
     Section 8.7 Use of Names. On and after the Closing Date, Sellers and its Affiliates shall not conduct business under the names “Rail Services” or “Cornhusker” or any derivations thereof without the prior written consent of Buyer, which consent may be given or withheld by Buyer in its sole and absolute discretion. On and after the Closing Date, Buyer shall not conduct business under the name “DTE” or any derivations thereof or use any symbol or logo associated with DTE without the prior written consent of Parent, which consent may be given or withheld by Parent in its sole and absolute discretion.

     Section 8.8 Website Covenants. For a period of eighteen (18) months from and after the Closing Date, DTERS agrees that inquiries to its websites www.dters.com and www.dtets.com for purchases or information related to the Business shall be redirected to a website designated by Buyer in a manner reasonably acceptable to Buyer and DTERS. Upon expiration of such eighteen (18) month period, DTERS shall remove any reference to purchases or information relating to the Business from its website.
     Section 8.9 Assumption of Liabilities.
     (a) Environmental Liabilities. The Assumption Agreement executed by Buyer on the Closing Date shall provide for the assumption by Buyer on the earlier to occur of (a) the exhaustion of the Seller Indemnity Cap and (b) five (5) years from the Closing Date, of the Environmental Liabilities; provided, however that Buyer’s assumption of the Environmental Liabilities shall not waive or otherwise diminish Buyer’s rights to indemnification in accordance with Article X for any indemnification claim properly made in accordance therewith.
     (b) Known Liabilities. The Assumption Agreement executed by Buyer on the Closing Date shall also provide for the assumption by Buyer, following the exhaustion of the Seller Indemnity Cap, of the liabilities identified in Section 2.4(j).
ARTICLE IX
CONDITIONS TO CLOSING
     Section 9.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any or all of which may be waived in whole or in part by Buyer):
     (a) The representations and warranties of Sellers, set forth in Article V shall be true and correct in all respects as of the date hereof and as of the Closing Date or in all material respects in the case of any representation or warranty not qualified by materiality or Material Adverse Effect; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
     (b) Sellers shall have performed all of their obligations required to be performed under this Agreement at or prior to Closing;
     (c) No temporary restraining order, preliminary or permanent injunction or other order or issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding be pending, which would reasonably be expected to prohibit the consummation of the transactions contemplated hereby; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the transactions contemplated hereby illegal or prevents or prohibits them.
     (d) Buyer shall have received an ALTA Owner’s Standard Coverage Title Insurance Policy with respect to all Owned Real Property and the Easements, issued by Lawyers Title Insurance Corporation, written and marked up as of the Closing Date, insuring Buyer’s interest in each Owned Real Property (and any Easement appurtenant thereto) in such amounts as determined in accordance with the methodologies set forth in Section 3.6 of the Disclosure Schedule. Such title insurance policy shall insure fee simple title (or Easement interest, as the case may be) to each

Owned Real Property and Easement, free and clear of all Liens and other matters other than Permitted Liens and Permitted Exceptions, but subject to the standard exception for survey matters. The Parties understand and agree that Buyer may attempt to obtain extended coverage and such other endorsements as Buyer shall reasonably require to become part of the title insurance policy to be delivered by Seller (the “Owner’s Policy Endorsements”), but that any such Owner’s Policy Endorsements shall be obtained at Buyer’s expense and shall not be a condition to closing.
     (e) Sellers shall have delivered or caused to be delivered to Buyer the following, in form and substance reasonably acceptable to Buyer:
     (i) a certificate of Sellers dated the Closing Date stating that the preconditions specified in subsections (a), (b) and (c) have been satisfied;
     (ii) the Services Agreement, in the form of Exhibit A hereto, executed by DTE Coal Services, Inc. and Detroit Edison Company;
     (iii) the Transition Services Agreement, in the form of Exhibit B hereto, executed by DTE Coal Services, Inc. and DTE Rail Services, Inc.;
     (iv) the Bill of Sale, in the form of Exhibit D, executed by Sellers;
     (v) the Assignment and Assumption Agreement, in the form of Exhibit E executed by Sellers;
     (vi) Special Warranty Deeds (or the applicable jurisdiction’s equivalent thereof to convey the Owned Real Property to Buyer with limited warranties) for all Owned Real Property and quitclaim deeds or assignments of easements for the transfer of all easements running to the benefit of the Sellers. Sellers shall have prepared, executed and filed all returns, questionnaires, applications or other documents required by the applicable jurisdiction in which the Owned Real Property is located, if any, regarding (i) any transfer taxes related to the Owned Real Property that are required to be filed prior to or upon Closing, or (ii) the conveyance of the Owned Real Property to Buyer. Sellers shall furnish such customary undertakings and assurances reasonably necessary to cause the issuance of the title insurance policy referred to in Section 9.1(d);
     (vii) the Sublease Agreement, in the form of Exhibit F, executed by DTE Coal Services, Inc.;
     (viii) separate instruments of transfer for the Seller Intellectual Property related to the Business or the Railway;
     (ix) a copy of the certificate of incorporation of DTERS and a copy of the certificate of formation of Cornhusker, each certified by an appropriate governmental entity dated as of a recent date not to exceed ten (10) days from the Closing Date;
     (x) all consents, approvals, permits and waivers necessary in connection with the consummation of the transactions contemplated herein or to permit Buyer to operate the Business and the Railway after the Closing in the same manner as it was operated prior to the Closing shall have been obtained, and shall be satisfactory to Buyer;

     (xi) a certificate of Sellers certifying (A) the resolutions duly adopted by Sellers authorizing and adopting the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of all transactions contemplated hereby and thereby and (B) the names and signatures of the officers of Sellers authorized to sign this Agreement and the Transaction Documents;
     (xii) non-foreign affidavits dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code § 1445 stating that each Seller is not a “foreign person” as defined in Code § 1445;
     (xiii) a certificate of amendment to DTERS’ certificate of incorporation changing its name;
     (xiv) a certificate of amendment to the certificate of formation of Cornhusker changing its name; and
     (xv) such other documents and instruments as counsel for Buyer may reasonably request to consummate the transactions contemplated herein.
     Section 9.2 Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any or all of which may be waived in whole or in part by Sellers):
     (a) The representations and warranties of Buyer, set forth in Article IV, shall be true and correct in all respects as of the date hereof and as of the Closing Date; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.
     (b) Buyer shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to Closing;
     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by a governmental entity be pending, which would reasonably be expected to prohibit the consummation of the transactions contemplated hereby; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the transactions contemplated hereby illegal or prevents or prohibits the them.
     (d) Buyer shall have delivered or caused to be delivered to Sellers the following, in form and substance reasonably acceptable to Sellers:
     (i) a certificate of Buyer dated the Closing Date stating that the preconditions specified in subsections (a), (b) and (c) have been satisfied;
     (ii) the Services Agreement, in the form of Exhibit A hereto, executed by Buyer;

     (iii) the Transition Services Agreement, in the form of Exhibit B hereto, executed by Buyer;
     (iv) the Assignment and Assumption Agreement, in the form of Exhibit E executed by Buyer;
     (v) the Sublease Agreement, in the form of Exhibit F, executed by Buyer;
     (vi) the Assumption Agreement, in the form of Exhibit G, executed by Buyer;
     (vii) the customary documents required by the applicable jurisdiction in which the Owned Real Property is located, if any, regarding: (A) any transfer taxes related to the Owned Real Property that are required to be filed prior to or upon Closing, or (B) the conveyance of the Owned Real Property to Buyer; and
     (viii) such other documents and instruments as counsel for Sellers may reasonably request to consummate the transactions contemplated herein.
ARTICLE X
INDEMNIFICATION
     Section 10.1 Survival of Representations, Warranties, Covenants and Agreements. All covenants and agreements contained in this Agreement shall survive the Closing until fully performed. All of the representations and warranties of Sellers contained in Article V above and the representations and warranties of Buyer contained in Article IV shall survive the Closing hereunder and continue in full force and effect for a period of eighteen (18) months thereafter; provided, however, that (a) the representations and warranties contained in Section 4.1 (Organization of Buyer), Section 4.2 (Authorization of Transaction), Section 4.4 (Brokers’ Fees), Section 4.7 (Knowledge of Misrepresentation and Independent Investigation), Section 4.8 (Disclaimer of Other Representations and Warranties), Section 5.1 (Organization), Section 5.5 (Brokers’ Fees), Section 5.6 (Title to Assets), Section 5.24 (Debt) and Section 5.25 (Disclaimer of Other Representations and Warranties) shall survive the Closing hereunder and continue in full force and effect indefinitely, (b) the representations and warranties contained in Section 5.20 (Environmental Health and Safety Matters) shall survive the Closing hereunder and continue in full force and effect for a period of five (5) years, and (c) the representations and warranties contained in Section 5.12 (Tax Matters), Section 5.14(a), (e) and (g) (Intellectual Property and Software) and Section 5.18 (Employee Benefits) shall survive the Closing hereunder and continue in full force and effect until the end of the relevant statute of limitations. The obligation of any Party to indemnify another Party shall terminate when the applicable representation or warranty terminates. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if notice describing in reasonable detail all bases for the alleged inaccuracy or breach giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought on or before 5:00 P.M., New York time, on the date on which such representation or warranty expires pursuant to this Section 10.1 (regardless of when the Adverse Consequences in respect thereof may actually be incurred).
     Section 10.2 Indemnification Provisions for Buyer’s Benefit.

     (a) Sellers agree to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective stockholders, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against any Adverse Consequences Buyer Indemnitees may incur or suffer (including any Adverse Consequences they may incur or suffer after the end of any applicable survival period and that are related to a timely made indemnity claim) resulting from, arising out of, relating to, or caused by (i) the breach of any representation or warranty of Sellers in this Agreement or in any certificate delivered pursuant to Section 9.1 to the extent related thereto, (ii) the nonperformance in accordance with its terms of any covenant or agreement made by Sellers under this Agreement or any of the other Transaction Documents or any breach of any of Sellers’ covenants in this Agreement or any of the other Transaction Documents, (iii) the Excluded Liabilities (except the Environmental Liabilities and Taxes), (iv) the Environmental Liabilities, (v) Taxes with respect to the Business or the Railway or the Purchased Assets for any pre-Closing period and, (vi) to the extent not included in subparts (i) through (v), any liability of any Seller not disclosed in the Disclosure Schedule. Sellers shall not have any obligation to indemnify Buyer Indemnitees unless Buyer delivers a written claim for indemnification to Sellers pursuant to Section 11.7. In addition, Sellers shall not have any obligation to indemnify Buyer Indemnitees under Section 10.2(a)(i), unless such written claim for indemnification is made within the survival period (if there is an applicable survival period) pursuant to Section 10.1. To the extent any claim for indemnification arises under Section 10.2(a)(i) and the representation or warranty is qualified by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any limitation as to materiality or Material Adverse Effect for the purposes of determining the amount of Adverse Consequences.
     (b) Subject to Section 10.2(c) below, the aggregate liability of Sellers pursuant to Section 10.2(a) of this Agreement shall not exceed the sum of Nine Million Four Hundred Fifty-One Thousand Two Hundred Seventy Dollars ($9,451,270) (the “Seller Indemnity Cap”); provided, however, that this Section 10.2(b) shall not apply to (i) breaches of the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization), Section 5.6 (Title to Assets), Section 5.12 (Tax Matters) and Section 5.24 (Debt) or (ii) the fraud of the Sellers.
     (c) If, as a result of Buyer’s due diligence investigation, Buyer determines that the aggregate Environmental Liabilities are reasonably likely to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000), then not less than fifteen (15) business days prior to the Closing Date Buyer shall deliver written notice to Sellers of its determination of the amount of such expected excess obligation and Seller may, in its sole discretion, elect to increase the Seller Indemnity Cap by the amount by of such excess. Any increase to the Seller Indemnity Cap will be made in an amendment to this Agreement in writing executed by the Parties.
     (d) Sellers shall not be liable to the Buyer Indemnitees under Section 10.2(a)(iv) unless and until the aggregate amount of all Adverse Consequences pursuant to such section exceeds Three Hundred Thousand Dollars ($300,000) (the “Seller Environmental Threshold Amount”), and thereafter Buyer Indemnitees shall be entitled to indemnification for all Adverse Consequences incurred above the Seller Environmental Threshold Amount, but such indemnification shall be subject to the Seller Indemnity Cap. In addition, Sellers shall not be liable to the Buyer Indemnitees under Section 10.2(a)(iv) after the fifth (5th) anniversary of the Closing Date unless Buyer delivers a written claim for indemnification to Sellers pursuant to Section 11.7 on or prior to the fifth (5th) anniversary of the Closing Date. The indemnity with respect to any such claim shall survive until the resolution of such claim (regardless of when the Adverse Consequences in respect thereof may actually be incurred), but shall be subject to the Seller Environmental Threshold and the Seller Indemnity Cap.

     (e) Sellers shall not be liable under Section 10.2(a)(vi) unless and until the aggregate amount of all Adverse Consequences pursuant to such section exceeds Three Million Four Hundred Fifty Thousand Dollars ($3,450,000) (the “Seller Unknown Liability Threshold Amount”), and thereafter Buyer Indemnitees shall be entitled to indemnification for all Adverse Consequences incurred above the Seller Unknown Liability Threshold Amount, but such indemnification shall be subject to the Seller Indemnity Cap. In addition, Sellers shall not be liable under Section 10.2(a)(vi) unless Buyer delivers a written claim for indemnification to Sellers pursuant to Section 11.7 on or prior to the eighteen (18) month anniversary of the Closing Date. The indemnity with respect to any such claim shall survive until the resolution of such claim (regardless of when the Adverse Consequences in respect thereof may actually be incurred), but shall be subject to the Seller Indemnity Cap.
     (f) Notwithstanding anything contained elsewhere in this Agreement, the parties agree that the Buyer Indemnitees shall not be entitled to recover for any breach of a representation or warranty (and the term “Adverse Consequences” shall not be construed to include damages related to such a breach) which breach is actually known (other than as a result of it being disclosed by the Sellers), prior to the Closing Date, by the Buyer Knowledge Parties, and that is, to Buyer’s Knowledge, not known by the Seller Knowledge Parties prior to the Closing Date.
     (g) To the extent that the Board of Directors or CEO of Buyer becomes aware that Buyer is entitled to indemnification for a matter pursuant to this Agreement, Buyer will use its commercially reasonable efforts to mitigate any Adverse Consequences it may suffer with respect to such matter.
     (h) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to indemnification pursuant to this Section 10.2 for any corrective action costs incurred by Buyer with respect to the items identified in Section 10.2(h) of the Disclosure Schedule; provided, however, that the limitation contained in this Section 10.2(h) shall not preclude or otherwise diminish any of Buyer’s rights to indemnification for Adverse Consequences related to any fines, penalties or other non-corrective action costs and expenses imposed upon Buyer as a result of any item identified in Section 10.2(h) of the Disclosure Schedule; provided, however, Buyer shall have no right to indemnification for Adverse Consequences related to any fines, penalties or other non-corrective action costs and expenses imposed upon Buyer that result solely from actions or inactions taken by Buyer after the Closing. Neither the existence of any item on Section 10.2(h) of the Disclosure Schedule nor Sellers’ willingness to resolve the items on Section 10.2(h) of the Disclosure Schedule in the manner set forth in this subsection shall be construed as an admission by Seller of any breach of any representation or warranty under Article V or liability with respect to the matters set forth on Section 10.2(h) of the Disclosure Schedule, and shall not be admissible as evidence against Seller in any future claims or disputes involving like or similar items or issues. The items identified on Section 10.2(h) of the Disclosure Schedule shall not provide the basis for Buyer to assert that the condition to its obligation to consummate the transactions contemplated by this Agreement contained in Section 9.1(a) has not been satisfied.
     Section 10.3 Indemnification Provisions for Sellers’ Benefit.
     (a) Buyer shall be obligated to indemnify, defend and hold harmless Sellers, their Affiliates, and their respective permitted successors and assigns, stockholders, officers, directors, employees, agents, and representatives (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer (including any Adverse Consequences they may suffer after the end of any applicable survival period) resulting from, arising out of, relating to or caused by (i) the breach of any representation or warranty of Buyer under this Agreement or any of the other Transaction Documents, (ii) the Environmental Liabilities, (iii) the Assumed Liabilities, and (iv) the nonperformance in accordance with its terms of any covenant or agreement made by Buyer under this Agreement or any of the other Transaction Documents or any breach of Buyer’s covenants in this Agreement or any of the other Transaction Documents; provided, however, that Buyer shall not have any obligation to indemnify the Seller Indemnitees under this Section 10.3 unless Sellers make a written claim for indemnification against Buyer pursuant to Section 11.7 within the survival period (if there is an applicable survival period) pursuant to Section 10.1. To the extent any representation or warranty is qualified by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any limitation as to materiality or Material Adverse Effect for the purposes of determining the amount of Adverse Consequences.
     (b) Prior to the fifth (5th) anniversary of the Closing Date, Buyer’s indemnification obligations with respect to Section 10.3(a)(ii) shall be limited to (i) the Seller Environmental Threshold Amount and (ii) Adverse Consequences in excess of the Seller Indemnity Cap. On and after the fifth (5th) anniversary of the Closing Date, Buyer shall indemnify the Seller Indemnitees for all Adverse Consequences with respect to the Environmental Liabilities for which a claim for indemnification was not made by the Buyer Indemnitees on or prior to the fifth (5th) anniversary of the Closing Date or for which a claim for indemnification that was made exceeds the Seller Indemnity Cap.
     (c) Prior to the eighteen (18) month anniversary of the Closing Date, Buyer’s indemnification obligations with respect to Section 10.3(a)(iii) for Unknown Liabilities shall be limited to (i) the Seller Unknown Liability Threshold Amount and (ii) Adverse Consequences in excess of the Seller Indemnity Cap.
     Section 10.4 Matters Involving Third Parties.
     (a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which, if true (without any responsibility for independent investigation of the facts or law contained in such notice from the third party), would give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party shall promptly notify each Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.
     (b) Any Indemnifying Party will have the right to assume, at the Indemnifying Party’s sole cost and expense, the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, if (i) such Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that it will indemnify the Indemnified Party against any Adverse Consequences arising out of such Third Party Claim and that it intends to assume the defense of the Third Party Claim, (ii) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, and (iii) the suit, action, claim, liability, or obligation does not seek to impose any liability, obligation or restriction upon the Indemnified Party other than for money damages; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim (and any available cross-claims, counterclaims or third-party claims related thereto) actively and diligently thereafter in order to preserve its rights in this regard; provided further, that the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel employed by the

Indemnified Party shall be at the expense of the Indemnified Party unless, (X) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (Y) there exists a conflict between the interests of the Indemnified Party and the Indemnifying Party or the Indemnified Party reasonably determines that such a conflict of interest could arise, in either case that could reasonably be expected to result in a material prejudice to an Indemnified Party, or (Z) the Indemnifying Party has failed to assume the defense and employ counsel.
     (c) So long as the Indemnifying Party has assumed and is actively and diligently conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and such judgment or proposed settlement includes the giving by the claimant or the plaintiff of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Adverse Consequences with respect to such Third Party Claim and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).
     (d) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 10.4(b) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article X.
     (e) In the event an Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing the nature of the claim and, to the extent reasonably practical, an estimate of the amount of damages attributable to such claim. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.
     (f) Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Adverse Consequences for which any party is entitled to indemnification hereunder shall be payable by the Indemnifying Party as incurred by the Indemnified Party.
     Section 10.5 Parent Guaranty.
     (a) Parent hereby unconditionally and irrevocably guarantees the full, complete and prompt performance and payment when due of all covenants, agreements, obligations and liabilities of Sellers of any nature whatsoever arising under this Agreement and the Transaction Documents, including any amendments and waivers hereto and thereto after the date hereof (the “Seller Obligations”). This guaranty shall in all respects be an irrevocable, continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of DTERS or Cornhusker or Buyer or that at any time or from time to time all Seller Obligations then required to have been paid or performed have been paid or performed, or the existence of any invalidity or unenforceability of any portion of this Agreement). Parent’s liability under this Section 10.5 (this “Guaranty”) shall continue until satisfaction in full of all the Seller Obligations. In full recognition and in furtherance of the foregoing, Parent agrees that:
     (i) Without affecting the enforceability or effectiveness of this Guaranty in accordance with its terms and without affecting, limiting, reducing, discharging or terminating the liability of Parent, or the rights, remedies, powers and privileges of Buyer under this Guaranty, Buyer may, with the consent of Sellers (or with the consent of Parent if Sellers are no longer in existence), at any time and from time to time and without notice or demand of any kind or nature whatsoever to Parent: (A) amend, supplement, modify, extend, renew, waive, accelerate or otherwise change the time for payment or performance of, or the terms of, all or any part of the Seller Obligations, (B) enter into or give any agreement, security document, guarantee, approval, consent or other instrument with respect to all or any part of the Seller Obligations, this Agreement or any such other instrument or any term or provision of the foregoing, (C) accept or enter into new or additional agreements, security documents, guarantees (including letters of credit) or other instruments in addition to, in exchange for or relative to this Agreement, all or any part of the Seller Obligations or any collateral now or in the future serving as security for the Seller Obligations, (D) accept or receive partial payments or performance on the Seller Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise), (E) accept, receive and hold any collateral for all or any part of the Seller Obligations or release, reconvey, terminate, waive, abandon, allow to lapse or expire, fail to perfect, subordinate, exchange, substitute, transfer, foreclose upon or enforce any such collateral or any guarantees (including letters of credit) for or relative to all or any part of the Seller Obligations, (F) apply any collateral or the proceeds of any collateral or guarantee (including any letter of credit) to all or any part of the Seller Obligations in such manner and extent as Buyer may in its discretion determine, (G) release any Person from any personal liability with respect to all or any part of the Seller Obligations, (H) settle, compromise, release, liquidate or enforce upon such terms and in such manner as Buyer may determine or as applicable law may dictate all or any part of the Seller Obligations or any collateral on or guarantee of (including any letter of credit issued with respect to) all or any part of the Seller Obligations, or (I) proceed against Sellers, Parent or any other guarantor of (including any issuer of any letter of credit issued with respect to) all or any part of the Seller Obligations or any collateral provided by any Person and exercise the rights, remedies, powers and privileges of Buyer under this Agreement or otherwise in such order and such manner as Buyer may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty as to Parent.
     (ii) The enforceability and effectiveness of this Guaranty and the liability of Parent, and the rights, remedies, powers and privileges of Buyer, under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and Parent hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of: (A) the illegality, invalidity or unenforceability of all or any part of the Seller Obligations, this Agreement or any agreement, security document, guarantee or other instrument relative to all or any part of the Seller Obligations, (B) any failure of Buyer to marshal assets in favor of Sellers or any other Person, to exhaust any collateral for all or any part of the Seller Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against Sellers, any other guarantor of all or any part of the Seller Obligations (including any issuer of any letter of credit) or any other Person, (C) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, and (D) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Seller Obligations (or any interest on all or any part of the Seller Obligations) in or as a result of any such proceeding (including any failure of Buyer to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person).
     (b) The transactions contemplated by this Agreement and the Transaction Documents have been approved by all necessary action by Parent and no additional authorization on the part of Parent is necessary in conjunction with the consummation of the transactions contemplated by this Agreement and the Transaction Documents.
     (c) The execution, delivery and performance of this Agreement and the Transaction Documents does not, and the consummation by Parent of the transactions contemplated hereby and thereby will not, (i) conflict with, result in a breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms of any contract by which Parent is bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent.
     Section 10.6 FreightCar Guaranty.
     (a) FreightCar hereby unconditionally and irrevocably guarantees the full, complete and prompt performance and payment when due of all of Buyer’s agreements, obligations, and liabilities to Sellers pursuant to this Agreement, including without limitation Buyer’s obligations under Section 3.1 and this Article X, and pursuant to the Transaction Documents, including any amendments and waivers hereto and thereto after the date hereof (the “Buyer Obligations”). This guaranty shall in all respects be an irrevocable, continuing, absolute and unconditional guaranty, and shall remain in full force and effect (notwithstanding, without limitation, the dissolution of Buyer or that at any time or from time to time all Buyer Obligations then required to have been paid or performed have been paid or performed, or the existence of any invalidity or unenforceability of any portion of this Agreement). FreightCar’s liability under this Section 10.6 (this “Guaranty”) shall continue until satisfaction in full of all the Buyer Obligations. In full recognition and in furtherance of the foregoing, FreightCar agrees that:
     (i) Without affecting the enforceability or effectiveness of this Guaranty in accordance with its terms and without affecting, limiting, reducing, discharging or terminating the liability of FreightCar, or the rights, remedies, powers and privileges of Sellers under this Guaranty, Sellers may, with the consent of Buyer (or with the consent of FreightCar if Buyer is no longer in existence), at any time and from time to time and without notice or demand of any kind or nature whatsoever to FreightCar: (A) amend, supplement, modify, extend, renew, waive, accelerate or otherwise change the time for payment or performance of, or the terms of, all or any part of the Buyer Obligations, (B) enter into or give any agreement, security document, guarantee, approval, consent or other instrument with respect to all or any part of the Buyer Obligations, this Agreement or any such other instrument or any term or provision of the foregoing, (C) accept or enter into new or additional agreements, security documents, guarantees (including letters of credit) or other instruments in addition to, in exchange for or relative to this

Agreement, all or any part of the Buyer Obligations or any collateral now or in the future serving as security for the Buyer Obligations, (D) accept or receive partial payments or performance on the Buyer Obligations (whether as a result of the exercise of any right, remedy, power or privilege or otherwise), (E) accept, receive and hold any collateral for all or any part of the Buyer Obligations or release, reconvey, terminate, waive, abandon, allow to lapse or expire, fail to perfect, subordinate, exchange, substitute, transfer, foreclose upon or enforce any such collateral or any guarantees (including letters of credit) for or relative to all or any part of the Buyer Obligations, (F) apply any collateral or the proceeds of any collateral or guarantee (including any letter of credit) to all or any part of the Buyer Obligations in such manner and extent as any Seller may in its discretion determine, (G) release any Person from any personal liability with respect to all or any part of the Buyer Obligations, (H) settle, compromise, release, liquidate or enforce upon such terms and in such manner as any Seller may determine or as applicable law may dictate all or any part of the Buyer Obligations or any collateral on or guarantee of (including any letter of credit issued with respect to) all or any part of the Buyer Obligations, or (I) proceed against Buyer, FreightCar or any other guarantor of (including any issuer of any letter of credit issued with respect to) all or any part of the Buyer Obligations or any collateral provided by any Person and exercise the rights, remedies, powers and privileges of any Seller under this Agreement or otherwise in such order and such manner as any Seller, may, in its discretion, determine, without any necessity to proceed upon or against or exhaust any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Guaranty as to FreightCar.
     (ii) The enforceability and effectiveness of this Guaranty and the liability of FreightCar, and the rights, remedies, powers and privileges of Sellers, under this Guaranty shall not be affected, limited, reduced, discharged or terminated, and FreightCar hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of: (A) the illegality, invalidity or unenforceability of all or any part of the Buyer Obligations, this Agreement or any agreement, security document, guarantee or other instrument relative to all or any part of the Buyer Obligations, (B) any failure of Sellers to marshal assets in favor of Buyer or any other Person, to exhaust any collateral for all or any part of the Buyer Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against Buyer, any other guarantor of all or any part of the Buyer Obligations (including any issuer of any letter of credit) or any other Person or to take any action whatsoever to mitigate or reduce FreightCar’s liability under this Guaranty, Sellers shall not be under any obligation to take any such action notwithstanding the fact that all or any part of the Buyer Obligations may be due and payable and that Buyer may be in default of its obligations under this Agreement, (C) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (D) the possibility that the obligations of Buyer to Seller may at any time and from time to time exceed the aggregate liability of FreightCar under this Guaranty, (E) any counterclaim, set off, deduction or other claim which Sellers have or allege to have with respect to all or any part of the Buyer Obligations, (F) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Buyer Obligations (or any interest on all or any part of the Buyer Obligations) in or as a result of any such proceeding (including any failure of any Seller to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person) and (G) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor and any future judicial decisions or legislation or of any comparable provisions of the laws of any jurisdiction.
     (b) The transactions contemplated by this Agreement and the Transaction Documents have been approved by all necessary action by FreightCar and no additional authorization on the part of FreightCar is necessary in conjunction with the consummation of the transactions contemplated by this Agreement and the Transaction Documents.
     (c) The execution, delivery and performance of this Agreement and the Transaction Documents does not, and the consummation by FreightCar of the transactions contemplated hereby and thereby will not, (i) conflict with, result in a breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms of any contract by which FreightCar is bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to FreightCar.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Press Releases and Public Announcements. No Party or Parent or FreightCar shall issue any press release or make any public announcement relating to the subject matter of this Agreement or any Transaction Document without the prior written approval of Buyer and Sellers. Notwithstanding anything herein to the contrary, the provisions of this Section 11.1 shall not apply to disclosures required by law or the rules and regulations of any applicable national securities exchange or the Securities and Exchange Commission, provided advance notice of such disclosure requirement is given to the other Parties.
     Section 11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     Section 11.3 Entire Agreement. This Agreement (including the documents referred to herein), the Confidentiality Agreement, the Access Agreement, and the Letter Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.
     Section 11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), or (iii) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Affiliates, provided that, in each such case, Buyer remains liable under this Agreement to the same extent as though the assignment or designation had not occurred.
     Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     Section 11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:	DTE Rail Services, Inc.
414 South Main Street, Suite 600
Ann Arbor, Michigan 48104
Attn: President
Facsimile: 734-913-6073

Copy to:	DTE Coal Services, Inc.
414 South Main Street, Suite 600
Ann Arbor, Michigan 48104
Attn: Legal Department
Facsimile: 734-913-6073

If to Buyer:	FreightCar Rail Services, LLC
c/o FreightCar America, Inc.
2 North Riverside Plaza, Suite 1250
Chicago, Illinois 60606
Attn: President
Facsimile: (312) 928-0890

Copy to:	McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Attention: Helen R. Friedli, P.C.
Fax: (312) 984-7700
Email: hfriedli@mwe.com
Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     Section 11.8 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the federal or state courts of in Indianapolis, Indiana, and each Party hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purposes of any suit, action or proceeding. In addition, each hereby irrevocably agrees to accept service of process by U.S. mail and hereby waives, to the fullest extent permitted by law, any objection which it or s/he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof in Indianapolis, Indiana, and hereby further irrevocably waives any claim that any suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.
     Section 11.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     Section 11.10 Injunctive Relief. The Parties hereby agree that the Business and the Railway are unique and recognize and affirm that in the event of a breach of this Agreement money damages may be inadequate and that they may have no adequate remedy at law. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party shall be entitled to seek an injunction, specific performance, or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, to enforce its rights and the other Parties’ obligations hereunder. Each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction, specific performance, or other equitable relief hereunder.
     Section 11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     Section 11.12 Expenses. Except as otherwise provided herein, including Section 3.3(d) above, Buyer and Sellers will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby.
     Section 11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
     Section 11.14 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.
*     *     *     *

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

FREIGHTCAR RAIL SERVICES, LLC

By:

Name:

Title:

SELLERS:

DTE RAIL SERVICES, INC.

By:

Name:

Title:

CORNHUSKER RAILWAYS, LLC

By:

Name:

Title:

PARENT:
Solely for purposes of Section 10.6

DTE ENERGY RESOURCES, INC.

By:

Name:

Title:

FREIGHTCAR:
Solely for purposes of Section 10.7

FREIGHTCAR AMERICA, INC.

By:

Name:

Title: